Exhibit 99.1

TABLE OF CONTENTS

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND SEPTEMBER 30, 2018

1

PART I. FINANCIAL INFORMATION

ITEM 1.	CONSOLIDATED FINANCIAL STATEMENTS

ALLERGAN PLC

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except par value)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,237.5	$880.4
Marketable securities	3,318.4	1,026.9
Accounts receivable, net	3,012.3	2,868.1
Inventories	1,083.1	846.9
Current assets held for sale	-	34.0
Prepaid expenses and other current assets	942.3	819.1
Total current assets	9,593.6	6,475.4
Property, plant and equipment, net	1,857.0	1,787.0
Right of use asset - operating leases	478.2	-
Investments and other assets	367.9	1,970.6
Non current assets held for sale	32.5	882.2
Deferred tax assets	487.4	1,063.7
Product rights and other intangibles	39,526.8	43,695.4
Goodwill	42,065.5	45,913.3
Total assets	$94,408.9	$101,787.6
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,692.2	$4,787.2
Income taxes payable	88.9	72.4
Current portion of long-term debt	3,739.2	868.3
Current portion of lease liability - operating	118.4	-
Total current liabilities	9,638.7	5,727.9
Long-term debt	18,786.0	22,929.4
Lease liability - operating	437.4	-
Other long-term liabilities	810.9	882.0
Other taxes payable	1,718.4	1,615.5
Deferred tax liabilities	4,519.3	5,501.8
Total liabilities	35,910.7	36,656.6
Commitments and contingencies (Refer to Note 20)
Equity:
Ordinary shares; $0.0001 par value per share; 1,000.0 million shares authorized, 328.1 million and 332.6 million shares issued and outstanding, respectively	$-	$-
Additional paid-in capital	55,882.4	56,510.0
Retained earnings	1,551.7	7,258.9
Accumulated other comprehensive income	1,041.1	1,345.2
Total shareholders’ equity	58,475.2	65,114.1
Noncontrolling interest	23.0	16.9
Total equity	58,498.2	65,131.0
Total liabilities and equity	$94,408.9	$101,787.6

See accompanying Notes to the Consolidated Financial Statements.

2

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues	$4,050.7	$3,911.4	$11,737.9	$11,707.7
Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	639.0	596.8	1,789.1	1,601.4
Research and development	474.5	424.2	1,359.5	1,588.1
Selling and marketing	901.4	755.6	2,578.7	2,409.0
General and administrative	1,092.7	289.2	1,725.2	919.2
Amortization	1,537.7	1,588.5	4,339.1	4,983.2
Goodwill impairments	-	-	3,552.8	-
In-process research and development impairments	-	-	436.0	798.0
Asset sales and impairments, net	2.0	(0.4)	126.2	272.3
Total operating expenses	4,647.3	3,653.9	15,906.6	12,571.2
Operating (loss) / income	(596.6)	257.5	(4,168.7)	(863.5)
Interest income	20.5	10.0	51.5	33.6
Interest (expense)	(193.9)	(220.4)	(591.1)	(701.0)
Other income, net	2.5	130.0	11.6	266.6
Total other (expense), net	(170.9)	(80.4)	(528.0)	(400.8)
(Loss) / income before income taxes and noncontrolling interest	(767.5)	177.1	(4,696.7)	(1,264.3)
Provision (benefit) for income taxes	18.1	213.4	251.1	(474.0)
Net (loss)	(785.6)	(36.3)	(4,947.8)	(790.3)
(Income) attributable to noncontrolling interest	(1.2)	(1.6)	(6.0)	(6.2)
Net (loss) attributable to shareholders	(786.8)	(37.9)	(4,953.8)	(796.5)
Dividends on preferred shares	-	-	-	46.4
Net (loss) attributable to ordinary shareholders	$(786.8)	$(37.9)	$(4,953.8)	$(842.9)
(Loss) per share attributable to ordinary shareholders
Basic	$(2.40)	$(0.11)	$(15.04)	$(2.50)
Diluted	$(2.40)	$(0.11)	$(15.04)	$(2.50)
Weighted average shares outstanding:
Basic	328.0	339.0	329.3	337.6
Diluted	328.0	339.0	329.3	337.6

See accompanying Notes to the Consolidated Financial Statements.

3

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss)	$(785.6)	$(36.3)	$(4,947.8)	$(790.3)
Other comprehensive (loss) / income
Foreign currency translation (losses)	(241.3)	(87.3)	(302.6)	(352.1)
Unrealized gains / (losses), net of tax	0.7	(1.4)	(1.5)	(1.4)
Total other comprehensive (loss), net of tax	(240.6)	(88.7)	(304.1)	(353.5)
Comprehensive (loss)	(1,026.2)	(125.0)	(5,251.9)	(1,143.8)
Comprehensive (income) attributable to noncontrolling interest	(1.2)	(1.6)	(6.0)	(6.2)
Comprehensive (loss) attributable to ordinary shareholders	$(1,027.4)	$(126.6)	$(5,257.9)	$(1,150.0)

See accompanying Notes to the Consolidated Financial Statements.

4

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended September 30,
	2019	2018
Cash Flows From Operating Activities:
Net (loss)	$(4,947.8)	$(790.3)
Reconciliation to net cash provided by operating activities:
Depreciation	150.6	149.7
Amortization	4,339.1	4,983.2
Provision for inventory reserve	127.8	74.9
Share-based compensation	161.7	185.2
Deferred income tax benefit	(365.3)	(1,362.8)
Goodwill impairments	3,552.8	-
In-process research and development impairments	436.0	798.0
Loss on asset sales and impairments, net	126.2	272.3
Gain on sale of Teva securities, net	-	(60.9)
Gain on sale of businesses	-	(182.6)
Non-cash extinguishment of debt	0.2	17.4
Cash charge related to extinguishment of debt	-	(18.2)
Amortization of deferred financing costs	13.3	17.4
Non-cash lease expense	93.5	-
Contingent consideration adjustments, including accretion	49.5	(113.1)
Other, net	(2.3)	0.5
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(184.6)	17.0
Decrease / (increase) in inventories	(328.9)	(136.2)
Decrease / (increase) in prepaid expenses and other current assets	(36.2)	(5.4)
Increase / (decrease) in accounts payable and accrued expenses	874.9	(46.1)
Increase / (decrease) in income and other net taxes payable	1,638.7	415.5
Increase / (decrease) in other assets and liabilities	(130.8)	(74.0)
Net cash provided by operating activities	5,568.4	4,141.5
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(253.3)	(165.1)
Additions to product rights and other intangibles	(46.0)	-
Additions to investments	(3,738.0)	(1,456.4)
Proceeds from sale of investments and other assets	1,466.7	6,201.3
Payments to settle Teva related matters	-	(466.0)
Proceeds from sales of property, plant and equipment	18.5	24.6
Acquisitions of businesses, net of cash acquired	(80.6)	-
Net cash (used in) / provided by investing activities	(2,632.7)	4,138.4
Cash Flows From Financing Activities:
Proceeds from borrowings of long-term indebtedness, including credit facility	3.3	717.2
Payments on debt, including finance lease obligations and credit facility	(1,044.9)	(7,115.9)
Payments of contingent consideration and other financing	(6.3)	(21.7)
Proceeds from stock plans	45.0	98.2
Proceeds from forward sale of Teva securities	-	465.5
Payments to settle Teva related matters	-	(234.0)
Repurchase of ordinary shares	(834.3)	(2,023.5)
Dividends paid	(731.4)	(808.1)
Net cash (used in) financing activities	(2,568.6)	(8,922.3)
Effect of currency exchange rate changes on cash and cash equivalents	(10.0)	13.1
Net increase / (decrease) in cash and cash equivalents	357.1	(629.3)
Cash and cash equivalents at beginning of period	880.4	1,817.2
Cash and cash equivalents at end of period	$1,237.5	$1,187.9
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Income taxes other, net of refunds	$(1,019.8)	$510.1
Interest	$642.2	$817.6
Schedule of Non-Cash Investing and Financing Activities:
Conversion of mandatory convertible preferred shares	$-	$4,929.7
Settlement of Teva Shares	$-	$465.5
Settlement of secured financing	$-	$(465.5)
Dividends accrued	$1.1	$1.4

See accompanying Notes to the Consolidated Financial Statements.

5

ALLERGAN PLC

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited; in millions)

						Retained	Accumulated
					Additional	Earnings/	Other
	Ordinary Shares		Preferred Shares		Paid-in-	(Accumulated	Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income / (Loss)	Interest	Total
BALANCE, December 31, 2017	330.2	$-	5.1	$4,929.7	$54,013.5	$12,957.2	$1,920.7	$16.0	$73,837.1
Implementation of new accounting pronouncements	-	-	-	-	-	424.7	(63.0)	-	361.7
BALANCE, January 1, 2018	330.2	$-	5.1	$4,929.7	$54,013.5	$13,381.9	$1,857.7	$16.0	$74,198.8
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(286.1)	-	-	(286.1)
Other comprehensive income, net of tax	-	-	-	-	-	-	183.8	-	183.8
Share-based compensation	-	-	-	-	72.5	-	-	-	72.5
Ordinary shares issued under employee stock plans	0.7	-	-	-	35.5	-	-	-	35.5
Dividends declared	-	-	-	-	-	(296.3)	-	-	(296.3)
Conversion of Mandatory Preferred Shares	17.8	-	(5.1)	(4,929.7)	4,929.7	-	-	-	-
Repurchase of ordinary shares under the share repurchase programs	(9.6)	-	-	-	(1,540.0)	-	-	-	(1,540.0)
Repurchase of ordinary shares	(0.1)	-	-	-	(24.3)	-	-	-	(24.3)
Movement in noncontrolling interest	-	-	-	-	-	-	-	2.1	2.1
BALANCE, March 31, 2018	339.0	$-	-	$-	$57,486.9	$12,799.5	$2,041.5	$18.1	$72,346.0
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(472.5)	-	-	(472.5)
Other comprehensive (loss), net of tax	-	-	-	-	-	-	(448.6)	-	(448.6)
Share-based compensation	-	-	-	-	54.9	-	-	-	54.9
Ordinary shares issued under employee stock plans	0.3	-	-	-	33.7	-	-	-	33.7
Dividends declared	-	-	-	-	-	(244.1)	-	-	(244.1)
Repurchase of ordinary shares	-	-	-	-	(7.8)	-	-	-	(7.8)
Movement in noncontrolling interest	-	-	-	-	-	-	-	2.4	2.4
BALANCE, June 30, 2018	339.3	$-	-	$-	$57,567.7	$12,082.9	$1,592.9	$20.5	$71,264.0
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(37.9)	-	-	(37.9)
Other comprehensive (loss), net of tax	-	-	-	-	-	-	(88.7)	-	(88.7)
Share-based compensation	-	-	-	-	57.8	-	-	-	57.8
Ordinary shares issued under employee stock plans	0.3	-	-	-	29.0	-	-	-	29.0
Dividends declared	-	-	-	-	-	(244.4)	-	-	(244.4)
Repurchase of ordinary shares under the share repurchase programs	(2.4)	-	-	-	(450.1)	-	-	-	(450.1)
Repurchase of ordinary shares	-	-	-	-	(1.4)	-	-	-	(1.4)
Movement in noncontrolling interest	-	-	-	-	-	-	-	(7.4)	(7.4)
BALANCE, September 30, 2018	337.2	$-	-	$-	$57,203.0	$11,800.6	$1,504.2	$13.1	$70,520.9

BALANCE, December 31, 2018	332.6	$-	-	$-	$56,510.0	$7,258.9	$1,345.2	$16.9	$65,131.0
Implementation of new accounting pronouncement	-	-	-	-	-	(22.0)	-	-	(22.0)
BALANCE, January 1, 2019	332.6	$-	-	$-	$56,510.0	$7,236.9	$1,345.2	$16.9	$65,109.0
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(2,408.0)	-	-	(2,408.0)
Other comprehensive (loss), net of tax	-	-	-	-	-	-	(128.8)	-	(128.8)
Share-based compensation	-	-	-	-	52.3	-	-	-	52.3
Ordinary shares issued under employee stock plans	0.7	-	-	-	9.7	-	-	-	9.7
Dividends declared	-	-	-	-	-	(246.1)	-	-	(246.1)
Repurchase of ordinary shares under the share repurchase programs	(5.3)	-	-	-	(799.7)	-	-	-	(799.7)
Repurchase of ordinary shares	(0.2)	-	-	-	(29.5)	-	-	-	(29.5)
Movement in noncontrolling interest	-	-	-	-	-	-	-	0.7	0.7
BALANCE, March 31, 2019	327.8	$-	-	$-	$55,742.8	$4,582.8	$1,216.4	$17.6	$61,559.6
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(1,759.0)	-	-	(1,759.0)
Other comprehensive income, net of tax	-	-	-	-	-	-	65.3	-	65.3
Share-based compensation	-	-	-	-	59.5	-	-	-	59.5
Ordinary shares issued under employee stock plans	0.1	-	-	-	13.9	-	-	-	13.9
Dividends declared	-	-	-	-	-	(242.7)	-	-	(242.7)
Repurchase of ordinary shares	-	-	-	-	(4.3)	-	-	-	(4.3)
Movement in noncontrolling interest	-	-	-	-	-	-	-	3.8	3.8
BALANCE, June 30, 2019	327.9	$-	-	$-	$55,811.9	$2,581.1	$1,281.7	$21.4	$59,696.1
Comprehensive (loss):
Net (loss) attributable to shareholders	-	-	-	-	-	(786.8)	-	-	(786.8)
Other comprehensive (loss), net of tax	-	-	-	-	-	-	(240.6)	-	(240.6)
Share-based compensation	-	-	-	-	49.9	-	-	-	49.9
Ordinary shares issued under employee stock plans	0.2	-	-	-	21.4	-	-	-	21.4
Dividends declared	-	-	-	-	-	(242.6)	-	-	(242.6)
Repurchase of ordinary shares	-	-	-	-	(0.8)	-	-	-	(0.8)
Movement in noncontrolling interest	-	-	-	-	-	-	-	1.6	1.6
BALANCE, September 30, 2019	328.1	$-	-	$-	$55,882.4	$1,551.7	$1,041.1	$23.0	$58,498.2

See accompanying Notes to the Consolidated Financial Statements.

6

ALLERGAN PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — General

Allergan plc is a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world. Allergan markets a portfolio of leading brands and best-in-class products primarily focused on four key therapeutic areas including medical aesthetics, eye care, central nervous system and gastroenterology. The Company has operations in more than 100 countries.

Merger Agreement with AbbVie Inc.

On June 25, 2019, the Company announced that it entered into a transaction agreement (the “AbbVie Agreement”) under which AbbVie Inc. (“AbbVie”), a global, research-driven biopharmaceutical company, would acquire Allergan plc in a stock and cash transaction (the “AbbVie Transaction”), valued at $188.24 per Allergan share, or approximately $63.0 billion, based on AbbVie’s then-current stock price at the time the AbbVie Transaction was announced. At the closing of the proposed AbbVie Transaction, Company shareholders will receive 0.8660 shares of AbbVie common stock and $120.30 in cash for each of their existing shares. On October 14, 2019, the Company’s shareholders voted to approve the AbbVie Transaction.  The AbbVie Transaction is subject to customary regulatory approvals and other customary closing conditions. The AbbVie Transaction is anticipated to close in early 2020.

On October 25, 2019, in connection with the AbbVie Transaction, AbbVie commenced an offer to exchange all Allergan Senior Notes issued by Allergan and maturing from September 15, 2020 through March 15, 2045 for up to approximately $19.6 billion aggregate principal amount of new notes to be issued by AbbVie and cash.  In conjunction with the exchange offer, AbbVie is concurrently soliciting consents from eligible holders of the Allergan Senior Notes to amend each of the indentures governing the Allergan Senior Notes to eliminate substantially all of the restrictive covenants in such indentures and eliminate any guarantees of the related Allergan Senior Notes. The exchange offer and consent solicitations are conditioned upon, among other things, the closing of the AbbVie Transaction.  The exchange offers are expected to close on or about the closing date of the AbbVie Transaction.

The accompanying consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, included as Exhibit 99.1 to AbbVie's Current Report on Form 8-K filed September 16, 2019 that includes Item 8.01 and 9.01 disclosure. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”) have been condensed or omitted from the accompanying consolidated financial statements. The accompanying year end consolidated balance sheet was derived from the audited financial statements included as Exhibit 99.1 to AbbVie's Current Report on Form 8-K filed September 16, 2019 that includes Item 8.01 and 9.01 disclosure. The accompanying interim financial statements are unaudited and reflect all adjustments which are in the opinion of management necessary for a fair statement of the Company’s consolidated financial position, results of operations, comprehensive (loss) / income and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. All intercompany transactions and balances have been eliminated in consolidation. The Company’s results of operations, comprehensive (loss) / income and cash flows for the interim periods are not necessarily indicative of the results of operations, comprehensive (loss) / income and cash flows that it may achieve in future periods.

References throughout to “we,” “our,” “us,” the “Company” or “Allergan” refer to financial information and transactions of Allergan plc.

7

NOTE 2 — Summary of Significant Accounting Policies

The following are interim updates to certain of the policies described in “Note 3” of the notes to the Company’s audited consolidated financial statements for the year ended December 31, 2018.

Implementation of New Guidance

In February 2016, the Financial Accounting Standards Board (“FASB”) established Topic 842, Leases, by issuing Accounting Standards Update (“ASU”) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

8

On January 1, 2019, the Company adopted the new standard using the modified retrospective transition approach applied to all leases existing at the effective date of initial application of January 1, 2019. Prior period amounts are not adjusted and continue to be reported in accordance with historical accounting practices and the disclosures under the new standard are not required for dates and periods prior to January 1, 2019.

When evaluating whether a contract contains a lease under the new standard, Allergan considers whether (1) the contract explicitly or implicitly identifies assets that are contractually defined and (2) the Company obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company does not have the right to use an identified asset if the supplier has the substantive right to substitute the asset throughout the period without the Company’s approval.

The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’ which permits us not to reassess our prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter was not applicable to the Company.

This standard has a significant impact on our consolidated balance sheet but did not have a significant impact on our consolidated statements of operations. The most significant effects relate to the recognition of ROU assets and lease liabilities on our balance sheet for our real estate and fleet operating leases.

Upon adoption, the Company recognized lease liabilities and corresponding ROU assets as follows ($ in millions):

	ROU Asset	Lease Liability
Real estate	$304.2	$370.6
Fleet	100.4	100.4
Other	57.5	77.6
Total operating leases	$462.1	$548.6

The cumulative effective adjustment as of the effective date of $22.0 million was recorded to opening retained earnings.  The Company has an immaterial amount of finance leases.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the lease recognition exemption for all leases with lease terms of 12 months or less. For leases that qualify under this exception, the Company will not recognize ROU assets or lease liabilities and did not recognize ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also elected the practical expedient to not separate lease and non-lease components for leases of real estate, fleet, IT and office equipment.

Refer to “NOTE 12 – Leases” for further information related to the Company’s leases.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This update allows for the optional reclassification of stranded tax effects resulting from the Tax Cuts and Jobs Act (“TCJA”) from accumulated other comprehensive income to retained earnings. The amount of the reclassification is calculated as the difference between the historical and newly enacted tax rates on deferred taxes originally recorded through accumulated other comprehensive income. The Company adopted the standard as of January 1, 2019; however, due to the immaterial amount of the stranded tax effects, the Company elected not to reclassify the income tax effects from accumulated other comprehensive income to retained earnings. Tax effects unrelated to the TCJA are released from accumulated other comprehensive income using either the specific identification approach or the portfolio approach based on the nature of the underlying item.

The Company adopted ASU 2016-01, Financial Instruments on January 1, 2018. The new standard required modified retrospective adoption through 2018 beginning Retained Earnings and Accumulated Other Comprehensive Income. This was incorrectly recorded as a loss through Other Comprehensive Income of $63.0 million during the quarter ended March 31, 2018.  This was corrected during 2018 and therefore, has no impact on the annual consolidated financial statements. The Company has determined that the adjustment was not material to any previously reported interim period.  The Consolidated Statement of Comprehensive (Loss) for the nine months ended September 30, 2018 has been adjusted to correct for this error.

9

Revenue Recognition

General

ASU No. 2014-09, “Revenue from Contracts with Customers” (“Topic 606”) provides that revenues are recognized when control of the promised goods under a contract is transferred to a customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods as specified in the underlying terms with the customer. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of all sales-related deductions including, but not limited to: chargebacks, trade discounts, commercial and government rebates, customer loyalty programs, fee-for-service arrangements with certain distributors, returns, and other allowances which we refer to in the aggregate as sales returns and allowances (“SRA”).

The Company’s performance obligations are primarily achieved when control of the products is transferred to the customer. Transfer of control is based on contractual performance obligations, but typically occurs upon receipt of the goods by the customer as that is when the customer has obtained control of significantly all of the economic benefits.

Refer to “NOTE 7 – Reportable Segments” for our revenues disaggregated by product and segment and our revenues disaggregated by geography for our international segment.  We believe this level of disaggregation best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors.

The following table summarizes the activity from operations in the Company’s major categories of SRA ($ in millions):

	Chargebacks	Rebates	Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2018	$61.8	$1,908.5	$566.6	$30.7	$2,567.6
Provision related to sales in 2019	840.1	4,427.4	1,227.0	244.8	6,739.3
Credits and payments	(835.1)	(4,241.5)	(1,174.9)	(241.2)	(6,492.7)
Balance at September 30, 2019	$66.8	$2,094.4	$618.7	$34.3	$2,814.2
Contra accounts receivable at September 30, 2019	$66.8	$94.6	$41.7	$34.3	$237.4
Accounts payable and accrued expenses at September 30, 2019	$-	$1,999.8	$577.0	$-	$2,576.8

The following table summarizes the balance sheet classification of our SRA reserves ($ in millions):

	September 30, 2019	December 31, 2018
Contra accounts receivable	$237.4	$207.7
Accounts payable and accrued expenses	2,576.8	2,359.9
Total	$2,814.2	$2,567.6

The SRA provisions recorded to reduce gross product sales to net product sales were as follows ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gross product sales	$6,254.7	$6,054.3	$18,210.2	$17,765.9
Provisions to reduce gross product sales to net product sales	(2,314.8)	(2,214.6)	(6,739.3)	(6,337.0)
Net product sales	$3,939.9	$3,839.7	$11,470.9	$11,428.9
Percentage of SRA provisions to gross sales	37.0%	36.6%	37.0%	35.7%

10

Collectability Assessment

At the time of contract inception or customer account set-up, the Company performs a collectability assessment on the creditworthiness of such customer. The Company assesses the probability that the Company will collect the consideration to which it will be entitled in exchange for the goods sold. In evaluating collectability, the Company considers the customer’s ability and intention to pay consideration when it is due. On a recurring basis, the Company estimates the amount of receivables considered uncollectible after sale to the customer to reflect allowances for doubtful accounts.  Provision for bad debts, included in general and administrative expenses, were $19.0 million and $0.8 million in the three months ended September 30, 2019 and 2018, respectively.  Provision for bad debts, included in general and administrative expenses, were $26.3 million and $14.9 million in the nine months ended September 30, 2019 and 2018, respectively.

Goodwill and Intangible Assets with Indefinite Lives

General

The Company tests goodwill and intangible assets with indefinite lives for impairment annually in the second quarter. Additionally, the Company may perform interim tests if an event occurs or circumstances change that could potentially reduce the fair value of a reporting unit or an indefinite lived intangible asset below its carrying amount. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.

The Company tests goodwill for impairment by either performing a qualitative evaluation or a quantitative test. The qualitative evaluation is an assessment of factors, including Reporting Unit specific operating results as well as industry, market and general economic conditions, to determine whether it is more likely than not that the fair values of a Reporting Unit is less than its carrying amount, including goodwill. The Company may elect to bypass this qualitative assessment for some or all of its Reporting Units and perform a quantitative test as of the measurement date of the test.

Goodwill is considered impaired if the carrying amount of the net assets exceeds the fair value of the reporting unit. Impairment, if any, would be recorded in operating income / (loss) and this could result in a material impact to net income / (loss) and income / (loss) per share.

Prior to Allergan’s 2018 annual impairment test, the Company adopted the new guidance under Accounting Standard Update No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment which eliminated step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation to measure goodwill impairment loss.  A goodwill impairment loss under the new guidance is instead measured using a single step test based on the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill.

Acquired in-process research and development (“IPR&D”) intangible assets represent the value assigned to research and development (“R&D”) projects acquired in a business combination that, as of the date acquired, represent the right to develop, use, sell and/or offer for sale a product or other intellectual property that has not been completed or approved. The IPR&D intangible assets are subject to impairment testing until completion or abandonment of each project. Upon abandonment, the assets are impaired if there is no future alternative use or ability to sell the asset. Impairment testing requires management to develop significant estimates and assumptions involving the determination of the fair value of the IPR&D asset, including estimated revenues, the probability of success of the project, determination of the appropriate discount rate, assessment of the asset’s life, potential regulatory risks, and net revenue growth curve assumptions.  The major risks and uncertainties associated with the timely and successful completion of IPR&D projects include legal risk, market risk and regulatory risk. Changes in our assumptions could result in future impairment charges. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project and commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

Upon successful completion of each project and approval of a product, we will make a separate determination of the useful life of the intangible asset, transfer the amount to currently marketed products (“CMP”) and amortization expense will be recorded over the estimated useful life.

Refer to “NOTE 10 –Goodwill, Product Rights, and Other Intangible Assets” for further discussion on the Company’s goodwill and intangible assets balances and impairments.

Earnings Per Share (“EPS”)

The Company computes EPS in accordance with Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of EPS to be disclosed: basic and diluted. Basic EPS is computed by dividing net (loss) by the weighted average ordinary shares outstanding during a period. Diluted EPS is based on the treasury stock method and includes the effect from potential issuance of ordinary shares, such as shares issuable pursuant to the exercise of stock options and restricted stock units. Ordinary share equivalents have been excluded where their inclusion would be anti-dilutive.

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A reconciliation of the numerators and denominators of basic and diluted EPS follows ($ in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss):
Net (loss) attributable to ordinary shareholders	$(786.8)	$(37.9)	$(4,953.8)	$(842.9)

Basic weighted average ordinary shares outstanding	328.0	339.0	329.3	337.6

Basic EPS:
Net (loss) per share	$(2.40)	$(0.11)	$(15.04)	$(2.50)

Dividends per ordinary share	$0.74	$0.72	$2.22	$2.16

Diluted weighted average ordinary shares outstanding	328.0	339.0	329.3	337.6

Diluted EPS:
Net (loss) per share	$(2.40)	$(0.11)	$(15.04)	$(2.50)

Stock awards to purchase 2.2 million and 1.8 million ordinary shares for the three and nine months ended September 30, 2019, respectively, were outstanding, but not included in the computation of diluted EPS, because the awards were anti-dilutive.  No shares were repurchased in the three months ended September 30, 2019.  The impact of the 5.3 million shares repurchased in the nine months ended September 30, 2019 on basic EPS was 3.8 million weighted average shares.

Stock awards to purchase 2.7 million and 2.3 million ordinary shares for the three and nine months ended September 30, 2018, respectively, were outstanding, but not included in the computation of diluted EPS, because the awards were anti-dilutive.  During the three and nine months ended September 30, 2018, the Company repurchased shares under its share repurchase programs.  The impact of the 2.4 million and 12.0 million shares repurchased in the three and nine months ended September 30, 2018 on basic EPS was 0.5 million and 7.2 million, respectively.

The Company’s preferred shares were mandatorily converted to ordinary shares on March 1, 2018.  The weighted average impact of ordinary share equivalents of 3.9 million for the nine months ended September 30, 2018, which would result from the mandatory conversion of the Company’s preferred shares at the beginning of the period, were not included in the calculation of diluted EPS as their impact would be anti-dilutive.

Refer to “NOTE 15 –Shareholders’ Equity” for further discussion on the Company’s share repurchase programs.

Research and Development Activities

Research and development (“R&D”) activities are expensed as incurred and consist of self-funded R&D costs, the costs associated with work performed under collaborative R&D agreements, regulatory fees, and acquisition and license related milestone payments, if any.

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As of September 30, 2019, we are developing a number of products, some of which utilize novel drug delivery systems, through a combination of internal and collaborative programs, and we additionally have products in development as part of our life-cycle management strategy for our existing product portfolio.  These development projects include but are not limited to the following:

Product	Therapeutic Area	Indication	Expected Launch Year	Phase
Cariprazine	Central Nervous System	Bipolar Depression	2019	Approved
Ubrogepant	Central Nervous System	Acute Migraine	2020	Review
Bimatoprost SR	Eye Care	Glaucoma	2020	Review
Abicipar	Eye Care	Age Related Macular Degeneration	2020	Review
Atogepant	Central Nervous System	Prophylaxis Migraine	2021	III
Presbysol	Eye Care	Presbyopia	2021	III
Cenicriviroc	Gastrointestinal	NASH	2022	III
Brimonidine DDS	Eye Care	Geographic Atrophy	2023	II
Relamorelin	Gastrointestinal	Gastroparesis	2024	III
Botox	Medical Aesthetics	Platysma/Masseter	2025/2024	II
Abicipar	Eye Care	Diabetic Macular Edema	2025	II

In addition to the projects listed in the table above, the Company continues to develop brazikumab, a gastrointestinal development project for indications of Crohn’s disease and ulcerative colitis.  In connection with the proposed AbbVie Transaction, the Company is actively seeking to divest brazikumab, with any such divestiture contingent on the closing of the AbbVie Transaction.

Recent Accounting Pronouncements

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606.  The ASU provides more comparability in the presentation of revenue for certain transactions between collaborative arrangement participants and only allows a company to present units of account in collaborative arrangements that are within the scope of the revenue recognition standard together with revenue accounted for under the revenue recognition standard. The parts of the collaborative arrangement that are not in the scope of the revenue recognition standard should be presented separately from revenue accounted for under the revenue recognition standard.  The amendments in ASU No. 2018-18 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years.  The adoption of this guidance is not anticipated to have a material impact on the Company’s financial position and results of operations.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), relating to a customer's accounting for implementation, set-up, and other upfront costs incurred in a cloud computing arrangement that is hosted by a vendor (i.e., a service contract). Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs as it would for an arrangement that has a software license.  The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense, and requires additional quantitative and qualitative disclosures. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application is permitted.  The Company will adopt the new guidance prospectively to eligible costs incurred on or after the date this guidance is first applied. The adoption of this guidance is not anticipated to have a material impact on the Company’s financial position and results of operations.

In August 2018, the FASB issued ASU No. 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20) – Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans, which amends ASC 715 to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The revisions to the disclosure requirements affect only the year-end financial statements of plan sponsors, as there are no changes related to interim financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is permitted.  The ASU provisions will be applied on a retrospective basis to all periods presented.  This pronouncement only has an impact to disclosure requirements and does not have an impact on our financial position or results of operations.

13

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, and the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.  The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is permitted to early adopt either the entire ASU or only the provisions that eliminate or modify the requirements.  This pronouncement only has an impact to disclosure requirements and does not have an impact on our financial position or results of operations.

NOTE 3 — Business Transactions

2019 Transactions

The following transaction was announced and completed in the nine months ended September 30, 2019.

Envy Medical, Inc.

On March 26, 2019, the Company acquired Envy Medical, Inc. (“Envy”), a privately held medical aesthetics company that specializes in non-surgical, non-invasive skin resurfacing systems for an acquisition accounting purchase price of $81.4 million, which includes $67.4 million of product rights and other intangibles, $34.1 million of goodwill and other assets and liabilities.  The transaction was treated as a business combination.  The acquisition combines Envy’s skin care product portfolio with the Company’s leading medical aesthetics business.

NOTE 4 — Assets Held for Sale

The following represents the assets held for sale ($ in millions):

	September 30,	December 31,
	2019	2018
Assets held for sale:
Inventories	$-	$34.0
Property, plant and equipment, net	32.5	32.8
Product rights and other intangibles	-	849.4
Total assets held for sale	$32.5	$916.2

As of December 31, 2018, the Company had concluded that its Anti-Infectives business met the criteria for held for sale based on management’s intent and ability to divest the business within the next twelve months.  Assets held for sale also include miscellaneous properties.  As of June 30, 2019, and as a result of the proposed AbbVie Transaction, the Company concluded that the Anti-Infectives business no longer met the criteria for held for sale.  The Anti-Infectives intangible assets and inventory were reclassified to held in use at the lower of their carrying amount before the assets were recorded as held for sale less any amortization that would have been recognized had the assets been continuously classified as held and used or their fair value at the date of the subsequent decision not to sell.  As a result of the reclassification, the Company recorded a charge of $129.6 million, primarily related to amortization that would have been recorded if the assets were held and used, within Assets, sales and impairments, net for the nine month period the assets were held for sale.

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NOTE 5 — Other Income / (Expense)

Other income, net consisted of the following ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Teva Share Activity	$-	$-	$-	$60.9
Sale of businesses	-	129.6	-	182.6
Debt extinguishment other	-	(8.3)	(0.2)	0.8
Other income, net	2.5	8.7	11.8	22.3
Other income, net	$2.5	$130.0	$11.6	$266.6

Teva Share Activity

During the nine months ended September 30, 2018, the Company recorded the following movements in its investment in Teva securities (“Teva Share Activity”) ($ in millions except per share information):

	Shares	Carrying Value per Share	Market Price		Proceeds Received	Value of Marketable Securities	Unrealized Gain / (Loss) as a Component of Other Comprehensive Income	Gain / (Loss) Recognized in Other Income/ (Expense), Net	Derivative Instrument (Liability)/ Asset	Retained Earnings
Teva securities as of December 31, 2017	95.9	$17.60	$18.95		n.a.	$1,817.7	$129.3	$-	$(62.9)	$-
Impact of ASU No. 2016-01 during the three months ended March 31, 2018	-	-	-		-	-	(129.3)	-	-	129.3
Settlement of initial accelerated share repurchase ("ASR"), net during the three months ended March 31, 2018	(25.0)	18.95	16.53	*	413.3	(473.8)	-	2.5	62.9	-
Settlement of forward sale entered into during the three months ended March 31, 2018, net	(25.0)	17.09	18.61	**	465.5	(427.3)	-	38.2	-	-
Open market sales during the nine months ended September 30, 2018	(45.9)	n.a.	20.41		936.7	(916.6)	-	20.2	-	-
Teva securities as of and for the nine months ended September 30, 2018	-	$-	$-		$1,815.5	$-	$-	$60.9	$-	$129.3

* Market price represented average price over the life of the contract.  On the January 17, 2018 settlement date, the closing stock price of Teva securities was $21.48.

**Market price represented average price over the life of the contract.  On the May 7, 2018 settlement date, the closing stock price of Teva securities was $18.62.

Sale of Businesses

During the three and nine months ended September 30, 2018, the Company recorded a net gain of $129.6 million as a result of the sale of five medical dermatology products to Almirall, S.A.

15

During the nine months ended September 30, 2018, the Company completed the sale of a non-strategic asset group that qualified as a business, for $55.0 million in cash plus deferred consideration of $20.0 million.  As a result of this transaction, the Company recognized a gain of $53.0 million.

Debt Extinguishment Other

During the nine months ended September 30, 2019, the Company repurchased $249.8 million of senior notes in the open market.  The net gain / (loss) on the debt extinguishments was not material.

During the three and nine months ended September 30, 2018, the Company repurchased $1,767.2 million and $2,223.1 million, respectively, of senior notes in the open market.  During the three months ended September 30, 2018, as a result of the debt extinguishment, the Company recognized a net loss of $8.3 million, within “Other income / (expense), net” for the discount received upon repurchase of $5.1 million, offset by the non-cash write-off of premiums and debt fees related to the repaid notes of $13.4 million.  During the nine months ended September 30, 2018, as a result of the debt extinguishment, the Company recognized a net gain of $0.8 million within “other income / (expense), net” for the discount received upon repurchase of $18.2 million, offset by the non-cash write-off of premiums and debt fees related to the repaid notes of $17.4 million.

During the three and nine months ended September 30, 2019 and 2018, the Company redeemed and retired the following senior notes ($ in millions):

	Three Months Ended September 30, 2019		Nine Months Ended September 30, 2019
Tranche	Face Value Retired	Cash Paid for Retirement	Face Value Retired	Cash Paid for Retirement	Remaining Face Value at September 30, 2019
3.000% due 2020	$-	$-	$180.7	$180.7	$2,526.0
3.450% due 2022	-	-	62.3	62.3	2,878.2
3.800% due 2025	-	-	6.8	6.8	3,020.7
Total	$-	$-	$249.8	$249.8	$8,424.9

	Three Months Ended September 30, 2018		Nine Months Ended September 30, 2018
Tranche	Face Value Retired	Cash Paid for Retirement	Face Value Retired	Cash Paid for Retirement	Remaining Face Value at September 30, 2018
2.450% due 2019	$-	$-	$8.8	$8.8	$491.2
3.000% due 2020	408.6	407.8	449.3	448.4	3,050.6
3.450% due 2022	-	-	59.5	58.6	2,940.5
3.850% due 2024	52.1	52.0	63.3	62.9	1,136.7
3.800% due 2025	787.5	784.4	872.5	867.0	3,127.5
4.550% due 2035	345.0	344.7	460.0	454.8	2,040.0
4.850% due 2044	140.1	139.5	199.1	196.8	1,300.9
4.750% due 2045	33.9	33.7	110.6	107.6	1,089.4
Total	$1,767.2	$1,762.1	$2,223.1	$2,204.9	$15,176.8

Other Income, Net

Other income, net includes the mark to market losses of $5.1 million and $1.9 million, respectively, on equity securities held by the Company during the three and nine months ended September 30, 2019.

NOTE 6 — Share-Based Compensation

The Company recognizes compensation expense for all share-based compensation awards made to employees and directors based on the fair value of the awards on the date of grant.

16

The Company grants awards with the following features:

•	Time-based restricted stock and restricted stock unit awards (including, in certain foreign jurisdictions, cash-settled restricted stock unit awards, which are recorded as a liability);
•	Performance-based restricted stock unit awards measured against performance-based targets defined by the Company, including, but not limited to, total shareholder return metrics and R&D milestones, as defined by the Company; and

•	Non-qualified options to purchase outstanding shares.

The Company recognizes share-based compensation expense for granted awards over the applicable vesting period.

Fair Value Assumptions

All restricted stock and restricted stock units (whether time-based or performance-based) are granted and expensed using the fair value per share on the applicable grant date, over the applicable vesting period. Non-qualified options to purchase ordinary shares are granted to employees at exercise prices per share equal to the closing market price per share on the date of grant. The fair value of non-qualified options is determined on the applicable grant dates using the Black-Scholes method of valuation and that amount is recognized as an expense over the vesting period. Using the Black-Scholes valuation model, the fair value of options is based on the following assumptions:

	2019 Grants	2018 Grants
Dividend yield	1.7 - 1.8%	1.5%
Expected volatility	26.4%	27.0%
Risk-free interest rate	1.9%	2.2 - 2.9%
Expected term (years)	7.0	7.0

Share-Based Compensation Expense

Share-based compensation expense recognized in the Company’s results of operations for the three and nine months ended September 30, 2019 and 2018 was as follows ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Equity-based compensation awards	$49.9	$57.8	$161.7	$185.2
Total share-based compensation expense	$49.9	$57.8	$161.7	$185.2

Unrecognized future share-based compensation expense was $354.9 million as of September 30, 2019. This amount will be recognized as an expense over a remaining weighted average period of 1.5 years. Share-based compensation is being amortized and charged to operations over the same period as the restrictions are eliminated for the participants, which is generally on a straight-line basis.

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Share Activity

The following is a summary of equity award activity for unvested restricted stock and stock units in the period from December 31, 2018 through September 30, 2019 (in millions, except per share data):

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Grant Date Fair Value
Restricted shares / units outstanding at December 31, 2018	2.5	$190.27	1.6	$472.9
Granted	1.5	140.11		210.5
Vested	(0.7)	209.70		(141.5)
Forfeited	(0.1)	176.45		(26.6)
Restricted shares / units outstanding at September 30, 2019	3.2	$161.17	1.6	$515.3

The following is a summary of equity award activity for non-qualified options to purchase ordinary shares in the period from December 31, 2018 through September 30, 2019 (in millions, except per share data):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, vested and expected to vest at December 31, 2018	6.3	$122.74	4.4	$69.0
Granted	0.3	140.56
Exercised	(0.5)	91.45
Cancelled	(0.1)	220.61
Outstanding, vested and expected to vest at September 30, 2019	6.0	$125.55	4.0	$255.5

The increase in the aggregate intrinsic value of the options is primarily related to an increase in the Company’s stock from $133.66 as of December 31, 2018 to $168.29 as of September 30, 2019.

NOTE 7 — Reportable Segments

The Company’s businesses are organized into the following segments: US Specialized Therapeutics, US General Medicine and International. In addition, certain revenues and shared costs, and the results of corporate initiatives, are managed outside of the three segments.  During the second quarter of 2019, the Company changed the operational and management structure for its in-development calcitonin gene-related peptide (“CGRP”) receptors, Ubrogepant and Atogepant.  These development products were previously reported within the US Specialized Therapeutics segment and have been transferred to the US General Medicine segment to align these development products with the management structure and reporting.  The revenues and cost of sales related to these products in the prior periods were zero and any selling and marketing expenses and general and administrative expenses were de minimis and therefore it was not necessary to recast prior periods.

The operating segments are organized as follows:

•	The US Specialized Therapeutics segment includes sales and expenses relating to branded products within the U.S., including Medical Aesthetics, Medical Dermatology through September 20, 2018, Eye Care and Neuroscience and Urology therapeutic products.
•	The US General Medicine segment includes sales and expenses relating to branded products within the U.S. that do not fall into the US Specialized Therapeutics business units, including Central Nervous System, Gastrointestinal, Women’s Health, Anti-Infectives and Diversified Brands.

•	The International segment includes sales and expenses relating to products sold outside the U.S.

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The Company evaluates segment performance based on segment contribution. Segment contribution for our segments represents net revenues less cost of sales (defined below), selling and marketing expenses, and select general and administrative expenses. The Company does not evaluate the following items at the segment level:

•	Revenues and operating expenses within cost of sales, selling and marketing expenses, and general and administrative expenses that result from the impact of corporate initiatives. Corporate initiatives primarily include integration, restructuring, divestitures, acquisitions, certain milestones and other shared costs.
•	General and administrative expenses that result from shared infrastructure, including certain expenses located within the United States.

•	Other select revenues and operating expenses including R&D expenses, amortization, IPR&D impairments, goodwill impairments and asset sales and impairments, net as not all such information has been accounted for at the segment level, or such information has not been used by all segments.
•	Total assets including capital expenditures.

The Company defines segment net revenues as product sales and other revenue derived from our products or licensing agreements.

Cost of sales within segment contribution includes standard production and packaging costs for the products we manufacture, third party acquisition costs for products manufactured by others, profit-sharing or royalty payments for products sold pursuant to licensing agreements and finished goods inventory reserve charges.  Cost of sales within segment contribution excludes non-standard production costs, such as non-finished goods inventory obsolescence charges, manufacturing variances and excess capacity utilization charges, where applicable. Cost of sales does not include amortization or impairment costs for acquired product rights or other acquired intangibles.

Selling and marketing expenses consist mainly of personnel-related costs, product promotion costs, distribution costs, professional service costs, insurance, depreciation and travel costs.

General and administrative expenses consist mainly of personnel-related costs, facilities costs, transaction costs, insurance, depreciation, litigation costs and professional services costs which are general in nature and attributable to the segment.

Segment net revenues, segment operating expenses and segment contribution information consisted of the following for the three and nine months ended September 30, 2019 and 2018 ($ in millions):

	Three Months Ended September 30, 2019
	US Specialized Therapeutics	US General Medicine	International	Total
Net revenues	$1,670.8	$1,518.6	$835.1	$4,024.5

Operating expenses:
Cost of sales(1)	151.1	245.2	144.6	540.9
Selling and marketing	389.5	261.2	226.9	877.6
General and administrative	50.1	45.0	26.0	121.1
Segment contribution	$1,080.1	$967.2	$437.6	$2,484.9
Contribution margin	64.6%	63.7%	52.4%	61.7%
Corporate(2)				1,067.3
Research and development				474.5
Amortization				1,537.7
Asset sales and impairments, net				2.0
Operating (loss)				$(596.6)
Operating margin				(14.8)%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $26.2 million.

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	Nine Months Ended September 30, 2019
	US Specialized Therapeutics	US General Medicine	International	Total
Net revenues	$4,998.8	$4,224.2	$2,484.3	$11,707.3

Operating expenses:
Cost of sales(1)	422.2	667.0	399.9	1,489.1
Selling and marketing	1,114.3	721.8	718.1	2,554.2
General and administrative	142.3	119.2	80.1	341.6
Segment contribution	$3,320.0	$2,716.2	$1,286.2	$7,322.4
Contribution margin	66.4%	64.3%	51.8%	62.5%
Corporate(2)				1,677.5
Research and development				1,359.5
Amortization				4,339.1
Goodwill impairments				3,552.8
In-process research and development impairments				436.0
Asset sales and impairments, net				126.2
Operating (loss)				$(4,168.7)
Operating margin				(35.6)%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $30.6 million.

	Three Months Ended September 30, 2018
	US Specialized Therapeutics	US General Medicine	International	Total
Net revenues	$1,706.2	$1,381.3	$821.6	$3,909.1

Operating expenses:
Cost of sales(1)	143.0	219.6	130.7	493.3
Selling and marketing	313.7	233.2	206.0	752.9
General and administrative	47.3	37.7	35.1	120.1
Segment contribution	$1,202.2	$890.8	$449.8	$2,542.8
Contribution margin	70.5%	64.5%	54.7%	65.0%
Corporate(2)				273.0
Research and development				424.2
Amortization				1,588.5
Asset sales and impairments, net				(0.4)
Operating income				$257.5
Operating margin				6.6%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $2.3 million.

20

	Nine Months Ended September 30, 2018
	US Specialized Therapeutics	US General Medicine	International	Total
Net revenues	$5,111.5	$3,925.0	$2,634.5	$11,671.0

Operating expenses:
Cost of sales(1)	425.9	604.0	391.0	1,420.9
Selling and marketing	970.2	713.5	697.9	2,381.6
General and administrative	145.6	111.3	100.4	357.3
Segment contribution	$3,569.8	$2,496.2	$1,445.2	$7,511.2
Contribution margin	69.8%	63.6%	54.9%	64.4%
Corporate(2)				733.1
Research and development				1,588.1
Amortization				4,983.2
In-process research and development impairments				798.0
Asset sales and impairments, net				272.3
Operating (loss)				$(863.5)
Operating margin				(7.4)%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

(2) Corporate includes net revenues of $36.7 million.

The following table presents our net revenue disaggregated by geography for our international segment for the three and nine months ended September 30, 2019 and 2018 ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Europe	$346.5	$329.8	$1,087.1	$1,141.5
Asia Pacific, Middle East and Africa	266.9	272.4	779.1	796.8
Latin America and Canada	199.9	203.3	560.2	646.2
Other*	21.8	16.1	57.9	50.0
Total International	$835.1	$821.6	$2,484.3	$2,634.5

*Includes royalty and other revenue

21

The following tables present global net revenues for the top products greater than 10% of total revenues of the Company as well as a reconciliation of segment revenues to total net revenues for the three and nine months ended September 30, 2019 and 2018 ($ in millions):

	Three Months Ended September 30, 2019
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$669.2	$-	$259.5	$928.7
Restasis®	286.8	-	9.2	296.0
Juvederm® Collection	134.8	-	144.7	279.5
Vraylar®	-	234.6	-	234.6
Linzess®/Constella®	-	214.7	6.7	221.4
Lo Loestrin®	-	161.4	-	161.4
Lumigan®/Ganfort®	67.5	-	89.7	157.2
Bystolic® / Byvalson®	-	152.2	0.6	152.8
Alphagan®/Combigan®	90.9	-	40.4	131.3
Eye Drops	62.0	-	63.8	125.8
Viibryd®/Fetzima®	-	105.1	3.0	108.1
Ozurdex ®	33.7	-	63.8	97.5
Alloderm ®	95.0	-	2.1	97.1
Zenpep®	-	74.2	0.7	74.9
Breast Implants	58.5	-	5.7	64.2
Coolsculpting ® Consumables	40.4	-	21.6	62.0
Carafate ® / Sulcrate ®	-	55.1	0.8	55.9
Armour Thyroid	-	54.4	-	54.4
Viberzi®	-	50.1	0.6	50.7
Teflaro®	-	38.4	2.1	40.5
Skin Care	36.1	-	4.0	40.1
Saphris®	-	34.5	-	34.5
Avycaz®	-	29.6	-	29.6
Dalvance®	-	23.2	1.4	24.6
Coolsculpting ® Systems & Add On Applicators	12.6	-	11.4	24.0
Savella®	-	24.0	-	24.0
Namzaric®	-	22.4	-	22.4
Liletta®	-	19.9	-	19.9
Asacol®/Delzicol®	-	11.9	7.2	19.1
Canasa®/Salofalk®	-	5.8	4.4	10.2
Rapaflo®	5.2	-	1.5	6.7
Kybella® / Belkyra®	5.3	-	0.3	5.6
Namenda®	-	4.0	-	4.0
Aczone®	3.4	-	-	3.4
Other	69.4	203.1	89.9	362.4
Total segment revenues	$1,670.8	$1,518.6	$835.1	$4,024.5
Corporate revenues				26.2
Total net revenues				$4,050.7

22

	Nine Months Ended September 30, 2019
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$1,995.7	$-	$775.4	$2,771.1
Juvederm® Collection	421.1	-	475.2	896.3
Restasis®	829.4	-	31.5	860.9
Linzess®/Constella®	-	572.0	17.0	589.0
Vraylar®	-	574.4	-	574.4
Lumigan®/Ganfort®	187.3	-	265.2	452.5
Lo Loestrin®	-	432.7	-	432.7
Bystolic® / Byvalson®	-	431.0	1.5	432.5
Alphagan®/Combigan®	265.5	-	118.9	384.4
Eye Drops	169.2	-	176.5	345.7
Viibryd®/Fetzima®	-	297.9	7.8	305.7
Ozurdex ®	93.9	-	207.9	301.8
Alloderm ®	291.2	-	5.9	297.1
Coolsculpting ® Consumables	148.9	-	59.7	208.6
Zenpep®	-	207.2	0.7	207.9
Breast Implants	187.3	-	(14.5)	172.8
Carafate ® / Sulcrate ®	-	165.6	2.1	167.7
Armour Thyroid	-	161.1	-	161.1
Viberzi®	-	138.1	1.2	139.3
Skin Care	113.4	-	10.4	123.8
Teflaro®	-	108.9	2.3	111.2
Saphris®	-	99.0	-	99.0
Asacol®/Delzicol®	-	68.2	27.2	95.4
Avycaz®	-	86.0	-	86.0
Coolsculpting ® Systems & Add On Applicators	45.9	-	33.6	79.5
Namzaric®	-	68.4	-	68.4
Savella®	-	67.0	-	67.0
Dalvance®	-	55.5	3.6	59.1
Liletta®	-	56.6	-	56.6
Canasa®/Salofalk®	-	24.0	12.1	36.1
Rapaflo®	21.5	-	3.5	25.0
Kybella® / Belkyra®	21.1	-	2.5	23.6
Namenda®	-	19.6	-	19.6
Aczone®	6.8	-	-	6.8
Other	200.6	591.0	257.1	1,048.7
Total segment revenues	$4,998.8	$4,224.2	$2,484.3	$11,707.3
Corporate revenues				30.6
Total net revenues				$11,737.9

23

	Three Months Ended September 30, 2018
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$623.4	$-	$256.3	$879.7
Restasis®	298.0	-	13.6	311.6
Juvederm® Collection	127.2	-	138.6	265.8
Linzess®/Constella®	-	204.8	5.7	210.5
Lumigan®/Ganfort®	78.0	-	94.8	172.8
Bystolic® / Byvalson®	-	151.2	0.5	151.7
Lo Loestrin®	-	141.5	-	141.5
Vraylar®	-	138.0	-	138.0
Alphagan®/Combigan®	95.4	-	40.5	135.9
Eye Drops	54.8	-	66.8	121.6
Alloderm ®	105.8	-	1.0	106.8
Breast Implants	58.2	-	35.6	93.8
Viibryd®/Fetzima®	-	88.5	1.8	90.3
Coolsculpting ® Consumables	55.5	-	14.2	69.7
Zenpep®	-	62.1	-	62.1
Ozurdex ®	28.6	-	25.8	54.4
Carafate ~~®~~ / Sulcrate ®	-	53.4	0.7	54.1
Canasa®/Salofalk®	-	46.8	4.4	51.2
Armour Thyroid	-	48.0	-	48.0
Viberzi®	-	46.8	0.3	47.1
Asacol®/Delzicol®	-	32.1	10.9	43.0
Coolsculpting ® Systems & Add On Applicators	29.4	-	8.3	37.7
Saphris®	-	36.4	-	36.4
Skin Care	32.2	-	3.7	35.9
Teflaro®	-	33.4	-	33.4
Namzaric®	-	28.0	-	28.0
Avycaz®	-	24.7	-	24.7
Savella®	-	22.4	-	22.4
Rapaflo®	20.5	-	1.8	22.3
Aczone®	17.4	-	0.1	17.5
Namenda®	-	16.3	-	16.3
Liletta®	-	12.7	-	12.7
Dalvance®	-	9.2	-	9.2
Kybella® / Belkyra®	5.2	-	1.6	6.8
Other	76.6	185.0	94.6	356.2
Total segment revenues	$1,706.2	$1,381.3	$821.6	$3,909.1
Corporate revenues				2.3
Total net revenues				$3,911.4

24

	Nine Months Ended September 30, 2018
	US Specialized Therapeutics	US General Medicine	International	Total
Botox®	$1,854.4	$-	$777.1	$2,631.5
Restasis®	872.0	-	47.9	919.9
Juvederm® Collection	389.8	-	440.8	830.6
Linzess®/Constella®	-	555.9	17.7	573.6
Lumigan®/Ganfort®	217.8	-	295.7	513.5
Bystolic® / Byvalson®	-	432.1	1.6	433.7
Alphagan®/Combigan®	277.7	-	129.3	407.0
Lo Loestrin®	-	383.9	-	383.9
Eye Drops	154.8	-	208.0	362.8
Vraylar®	-	336.6	-	336.6
Alloderm ®	312.4	-	5.5	317.9
Breast Implants	194.8	-	119.6	314.4
Viibryd®/Fetzima®	-	246.9	4.9	251.8
Ozurdex ®	81.7	-	158.1	239.8
Coolsculpting ® Consumables	180.8	-	40.8	221.6
Zenpep®	-	170.5	-	170.5
Carafate ® / Sulcrate ®	-	163.7	2.1	165.8
Armour Thyroid	-	145.4	-	145.4
Canasa®/Salofalk®	-	130.4	13.1	143.5
Asacol®/Delzicol®	-	102.9	35.0	137.9
Viberzi®	-	127.6	0.7	128.3
Coolsculpting ® Systems & Add On Applicators	99.5	-	21.8	121.3
Skin Care	98.4	-	11.6	110.0
Saphris®	-	102.9	-	102.9
Teflaro®	-	98.0	0.6	98.6
Namzaric®	-	93.2	-	93.2
Avycaz®	-	70.0	-	70.0
Rapaflo®	63.0	-	4.6	67.6
Savella®	-	61.4	-	61.4
Namenda®	-	60.3	-	60.3
Aczone®	54.5	-	0.3	54.8
Dalvance®	-	38.8	1.3	40.1
Liletta®	-	36.3	-	36.3
Kybella® / Belkyra®	24.6	-	5.3	29.9
Other	235.3	568.2	291.1	1,094.6
Total segment revenues	$5,111.5	$3,925.0	$2,634.5	$11,671.0
Corporate revenues				36.7
Total net revenues				$11,707.7

In connection with the proposed AbbVie Transaction, the Company is actively seeking to divest Zenpep, with any such divestiture contingent on the closing of the AbbVie Transaction.

On July 24, 2019, the Company announced a voluntary worldwide recall of BIOCELL® textured breast implants and tissue expanders as a precaution following notification of recently updated global safety information concerning the uncommon incidence of breast implant-associated anaplastic large cell lymphoma (BIA-ALCL) provided by the U.S. Food and Drug Administration (“FDA”).

In connection with the voluntary recall, the Company recorded an unfavorable adjustment to operating income of $114.8 million for the nine months ended September 30, 2019. Of this amount, $43.5 million related to estimated customer returns of product previously sold and was recorded as a reduction of net revenues, $61.3 million related to write-offs of inventory and other costs and was recorded in cost of sales, and $10.0 million related to the estimated penalties and costs to undertake the voluntary recall was recorded in selling, general and administrative expense.

25

NOTE 8 — Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work-in-process.  Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value.  The Company writes down inventories to net realizable value based on forecasted demand, market conditions or other factors, which may differ from actual results.

Inventories consisted of the following ($ in millions):

	September 30,	December 31,
	2019	2018
Raw materials	$399.6	$303.2
Work-in-process	161.8	145.7
Finished goods	704.2	520.2
	1,265.6	969.1
Less: inventory reserves	182.5	122.2
Total Inventories	$1,083.1	$846.9

In connection with the voluntary recall of BIOCELL® textured breast implants and tissue expanders, the Company recorded a $61.3 million charge in Cost of Sales, including $42.1 million to write down inventory held by the Company related to the recall, as of September 30, 2019.

NOTE 9 — Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following ($ in millions):

	September 30,	December 31,
	2019	2018
Accrued expenses:
Accrued third-party rebates	$1,999.8	$1,832.1
Litigation-related reserves and legal fees	881.6	92.0
Accrued payroll and related benefits	635.0	694.3
Accrued returns and other allowances	577.0	527.8
Royalties payable	189.3	155.1
Accrued R&D expenditures	174.7	215.5
Interest payable	140.3	191.4
Accrued pharmaceutical fees	85.6	145.3
Accrued non-provision taxes	69.2	68.5
Accrued selling and marketing expenditures	68.4	61.1
Accrued severance, retention and other shutdown costs	19.3	71.6
Current portion of contingent consideration obligations	11.6	8.3
Dividends payable	1.1	1.4
Other accrued expenses	368.1	373.0
Total accrued expenses	$5,221.0	$4,437.4
Accounts payable	471.2	349.8
Total accounts payable and accrued expenses	$5,692.2	$4,787.2

26

NOTE 10 — Goodwill, Product Rights and Other Intangible Assets

Goodwill

Goodwill for the Company’s reporting segments consisted of the following ($ in millions):

	US Specialized Therapeutics	US General Medicine	International	Total
Balance as of December 31, 2018	$20,675.6	$17,936.6	$7,301.1	$45,913.3
Acquisitions	34.1	-	-	34.1
Impairments	-	(3,552.8)	-	(3,552.8)
Re-allocation to current segments	(340.0)	340.0	-	-
Foreign exchange and other adjustments	-	-	(329.1)	(329.1)
Balance as of September 30, 2019	$20,369.7	$14,723.8	$6,972.0	$42,065.5

During the second quarter of 2019, the Company changed the operational and management structure for its in-development CGRP receptors, Ubrogepant and Atogepant.  The development products were previously reported within the US Specialized Therapeutics segment and have been transferred to the US General Medicine segment to align these development products with the management structure and reporting.  These development products were acquired as part of an asset acquisition and were therefore expensed in prior years.  Goodwill of $340.0 million was re-allocated from the US Specialized Therapeutics segment to the US General Medicine segment based on relative fair value as of June 30, 2019.  As a result of the transfer of these development projects, the Company performed its annual goodwill impairment test, both prior to and after, transfer.

Annual Testing

The Company performed its annual goodwill impairment test during the second quarter of 2019 by quantitatively evaluating its five Reporting Units.  As of June 30, 2019, the net asset value of the General Medicine Reporting Unit exceeded its fair value prior to the transfer of the products noted above and the Company recorded a $1,085.8 million goodwill impairment charge to its General Medicine Reporting Unit.  The charge is due in part to delays in the clinical studies as well as a reduction in the expected value of certain R&D projects.

As of June 30, 2019 the fair value of each of the Company’s other four reporting units exceeded its fair value by less than five percent except for the U.S. Botox Therapeutic Reporting Unit.  The General Medicine Reporting Unit, International Reporting Unit, US Eye Care Reporting Unit and US Medical Aesthetics Reporting Unit were the most sensitive to change in future valuation assumptions.  The Company’s US Eye Care Reporting Unit and US Medical Aesthetics Reporting Unit, which are components of its US Specialized Therapeutics Segment, have an allocated goodwill balance of $9,824.8 million and $7,698.8 million, respectively.  While management believes the assumptions used are reasonable and commensurate with the views of a market participant, changes in key assumptions for these Reporting Units, including increasing the discount rate, lowering revenue forecasts, lowering the operating margin, R&D pipeline delays, or lowering the long-term growth rate could result in a future impairment.  Other market factors and conditions could also result in downward revisions of the Company’s forecasts on future projected cash flows for these reporting units.  Negative events regarding R&D pipeline assets including, but not limited to, Abicipar, Atogepant, Bimatoprost SR, Ceniciviroc, and Ubrogepant, as well as next generation aesthetic products, could lead to further goodwill impairment charges.  As a result of the proposed AbbVie Transaction, a component of the Company’s implied enterprise value contemplates the share price of AbbVie as attributed to the Company.  If the AbbVie share price were to decline, the overall consideration associated with the AbbVie Transaction could be reduced which could result in a future goodwill impairment triggering event.

In performing the annual impairment test, the Company utilized discount rates ranging from 9.5% to 11.0%, which were consistent with the rates utilized in the impairment testing performed in the first quarter of 2019.  These rates increased versus the prior year annual testing discount rates of 8.5% to 10.0% to reflect changes in market conditions.  The Company also reduced long-term growth rate assumptions consistent with the implied enterprise value.  The assumptions used in evaluating goodwill for impairment are significant estimates, are subject to change, are assessed against historical performance by management and could result in additional impairment charges.

27

Non-Annual Testing

As of December 31, 2018, the net asset value of the General Medicine Reporting Unit equaled fair value.  On March 6, 2019, Allergan announced negative topline results from three pivotal studies of rapastinel as an adjunctive treatment of Major Depressive Disorder (MDD). These results represented a triggering event to perform an impairment test for the Company’s General Medicine Reporting Unit. During the first quarter of 2019, primarily as a result of the impairment test noted above and a delay in clinical studies and anticipated launch of brazikumab, the Company recorded a $2,467.0 million goodwill impairment charge to its General Medicine Reporting Unit.

As of September 30, 2019 and December 31, 2018, the gross balance of goodwill, prior to the consideration of impairments, was $48,476.7 million and $48,771.7 million, respectively.

Product Rights and Other Intangible Assets

Product rights and other intangible assets consisted of the following ($ in millions):

Cost Basis	Balance as of December 31, 2018	Additions	Impairments	IPR&D to CMP Transfers	Foreign Currency Translation / Other	Balance as of September 30, 2019
Intangibles with definite lives:
Product rights and other intangibles	$70,235.1	$90.9	$-	$75.6	$1,549.8	$71,951.4
Trade name	690.0	-	-	-	-	690.0
Total definite lived intangible assets	$70,925.1	$90.9	$-	$75.6	$1,549.8	$72,641.4
Intangibles with indefinite lives:
IPR&D	$5,048.1	$-	$(436.0)	$(75.6)	$-	$4,536.5
Total indefinite lived intangible assets	$5,048.1	$-	$(436.0)	$(75.6)	$-	$4,536.5
Total product rights and other intangibles	$75,973.2	$90.9	$(436.0)	$-	$1,549.8	$77,177.9

Accumulated Amortization	Balance as of December 31, 2018	Amortization	Impairments	IPR&D to CMP Transfers	Foreign Currency Translation / Other	Balance as of September 30, 2019
Intangibles with definite lives:
Product rights and other intangibles	$(31,985.0)	$(4,279.2)	$(129.6)	$-	$(904.6)	$(37,298.4)
Trade name	(292.8)	(59.9)	-	-	-	(352.7)
Total definite lived intangible assets	$(32,277.8)	$(4,339.1)	$(129.6)	$-	$(904.6)	$(37,651.1)
Total product rights and other intangibles	$(32,277.8)	$(4,339.1)	$(129.6)	$-	$(904.6)	$(37,651.1)
Net Product Rights and Other Intangibles	$43,695.4					$39,526.8

Nine Months Ended September 30, 2019

During the second quarter of 2019, the Company performed its annual IPR&D impairment test and based on events occurring or decisions made within the quarter ended June 30, 2019, the Company recorded the following impairments:

•	a $133.0 million impairment as a result of competition and a decline in market opportunities of a facial aesthetic product obtained as part of the acquisition of Allergan, Inc. (the “Allergan Acquisition”);
•	a $176.0 million impairment as a result of reduced cash flow projections including higher than anticipated clinical trial costs for a GI project obtained as part of the acquisition of Tobira Therapeutics, Inc.; and

•	a $127.0 million impairment for two pipeline programs that had previously been deprioritized and were subsequently deemed to have no alternative use in the period.

28

Nine Months Ended September 30, 2018

The Company divested net product rights and other intangibles of $205.4 million as part of the divestiture of the Medical Dermatology business to Almirall, S.A.

During the second quarter of 2018, the Company performed its annual IPR&D impairment test and based on events occurring or decisions made within the quarter ended June 30, 2018, the Company recorded the following impairments:

•	a $164.0 million impairment as a result of changes in launch plans based on clinical results of an eye care project obtained as part of the Allergan Acquisition;
•	a $40.0 million impairment due to a delay in clinical studies and anticipated approval date of a project obtained as part of the acquisition of Vitae Pharmaceuticals, Inc. (the “Vitae Acquisition”);
•	a $27.0 million impairment due to a delay in clinical studies and anticipated approval date of a medical dermatology project obtained as part of the Allergan Acquisition;
•	a $20.0 million impairment as a result of a strategic decision to no longer pursue approval internationally of an eye care project obtained as part of the Allergan Acquisition;
•	a $19.0 million impairment due to a delay in clinical studies and anticipated approval date for a CNS project obtained as part of the Allergan Acquisition; and
•	a $6.0 million impairment due to a delay in clinical studies and anticipated approval date of an eye care project obtained as part of the Allergan Acquisition.

In addition to the Company’s annual IPR&D impairment test, the Company impaired its retinoic acid receptor-related orphan receptor gamma (“RORyt”) IPR&D project obtained as part of the Vitae Acquisition by $522.0 million as a result of negative clinical data related to the oral psoriasis indication received in March 2018.

Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the intangible assets, annual amortization expense on product rights and other related intangibles as of September 30, 2019 over the remainder of 2019 and each of the next five years is estimated to be as follows ($ in millions):

Amortization Expense
2019 remaining	$1,532.1
2020	$5,745.6
2021	$4,680.5
2022	$4,188.9
2023	$3,732.8
2024	$2,856.0

The above amortization expense is an estimate. Actual amounts may change from such estimated amounts due to fluctuations in foreign currency exchange rates, additional intangible asset acquisitions, finalization of preliminary fair value estimates, potential impairments, accelerated amortization or other events.  Additional amortization may occur as products are approved.  In addition, the Company has certain currently marketed products for which operating contribution performance has been below that which was originally assumed in the products’ initial valuations, and certain IPR&D projects which are subject to delays in timing or other events which may negatively impact the asset’s value.  The Company, on a quarterly basis, monitors the related intangible assets for these products for potential impairments.  It is reasonably possible that impairments may occur in future periods, which may have a material adverse effect on the Company’s results of operations and financial position.

29

NOTE 11 — Long-Term Debt

Debt consisted of the following ($ in millions):

				Balance As of		Fair Market Value As of
	Guarantor	Issuance Date / Acquisition Date	Interest Payments	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
Senior Notes:
Floating Rate Notes
$500.0 million floating rate notes due March 12, 2020 (1)	(4)	March 4, 2015	Quarterly	500.0	500.0	502.1	501.9
				500.0	500.0	502.1	501.9
Fixed Rate Notes
$3,500.0 million 3.000% notes due March 12, 2020	(4)	March 4, 2015	Semi-annually	2,526.0	2,706.7	2,533.5	2,694.8
$650.0 million 3.375% notes due September 15, 2020	(5)	March 17, 2015	Semi-annually	650.0	650.0	655.5	648.7
$750.0 million 4.875% notes due February 15, 2021	(6)	July 1, 2014	Semi-annually	450.0	450.0	464.8	459.4
$1,200.0 million 5.000% notes due December 15, 2021	(6)	July 1, 2014	Semi-annually	1,200.0	1,200.0	1,268.6	1,234.8
$3,000.0 million 3.450% notes due March 15, 2022	(4)	March 4, 2015	Semi-annually	2,878.2	2,940.5	2,955.3	2,891.0
$1,700.0 million 3.250% notes due October 1, 2022	(5)	October 2, 2012	Semi-annually	1,700.0	1,700.0	1,739.0	1,652.2
$350.0 million 2.800% notes due March 15, 2023	(5)	March 17, 2015	Semi-annually	350.0	350.0	352.9	332.8
$1,200.0 million 3.850% notes due June 15, 2024	(4)	June 10, 2014	Semi-annually	1,036.7	1,036.7	1,090.2	1,021.0
$4,000.0 million 3.800% notes due March 15, 2025	(4)	March 4, 2015	Semi-annually	3,020.7	3,027.5	3,167.0	2,956.0
$2,500.0 million 4.550% notes due March 15, 2035	(4)	March 4, 2015	Semi-annually	1,789.0	1,789.0	1,909.5	1,690.7
$1,000.0 million 4.625% notes due October 1, 2042	(5)	October 2, 2012	Semi-annually	456.7	456.7	467.3	412.4
$1,500.0 million 4.850% notes due June 15, 2044	(4)	June 10, 2014	Semi-annually	1,079.4	1,079.4	1,149.8	1,019.1
$2,500.0 million 4.750% notes due March 15, 2045	(4)	March 4, 2015	Semi-annually	881.0	881.0	937.3	836.6
				18,017.7	18,267.5	18,690.7	17,849.5

Euro Denominated Notes
€700.0 million floating rate notes due June 1, 2019 (2)	(4)	May 26, 2017	Quarterly	-	802.7	-	794.9
€700.0 million floating rate notes due November 15, 2020 (3)	(4)	November 15, 2018	Quarterly	762.9	802.7	766.3	791.3
€750.0 million 0.500% notes due June 1, 2021	(4)	May 26, 2017	Annually	817.4	860.0	827.2	849.7
€500.0 million 1.500% notes due November 15, 2023	(4)	November 15, 2018	Annually	545.0	573.4	576.9	572.4
€700.0 million 1.250% notes due June 1, 2024	(4)	May 26, 2017	Annually	762.9	802.7	796.2	775.5
€500.0 million 2.625% notes due November 15, 2028	(4)	November 15, 2018	Annually	545.0	573.4	627.8	573.4
€550.0 million 2.125% notes due June 1, 2029	(4)	May 26, 2017	Annually	599.4	630.7	663.0	594.7
				4,032.6	5,045.6	4,257.4	4,951.9
Total Senior Notes Gross				22,550.3	23,813.1	23,450.2	23,303.3
Unamortized premium				45.9	64.3	-	-
Unamortized discount				(56.9)	(64.5)	-	-
Total Senior Notes Net				$22,539.3	$23,812.9	$23,450.2	$23,303.3
Other Indebtedness
Debt Issuance Costs				(77.4)	(92.1)
Other				63.3	69.3
Total Other Borrowings				(14.1)	(22.8)
Capital Leases (7)				n.a.	7.6
Total Indebtedness				$22,525.2	$23,797.7

(1)    Interest on the 2020 floating rate note is three month USD LIBOR plus 1.255% per annum

(2)    Interest on the 2019 floating rate notes is the three month EURIBOR plus 0.350% per annum

(3)    Interest on the 2020 floating rate notes is the three month EURIBOR plus 0.350% per annum

(4)    Guaranteed by Warner Chilcott Limited, Allergan Capital S.à r.l. and Allergan Finance, LLC

(5)    Guaranteed by Allergan plc and Warner Chilcott Limited

(6)    Guaranteed by Allergan plc

(7)    The Company adopted ASU No. 2016-02 which changed the recognition of leases on the balance sheet.  As of January 1, 2019, capital leases are no longer recognized within long-term debt.

Fair market value in the table above is determined in accordance with Fair Value Leveling (defined below) under Level 2 based upon quoted prices for similar items in active markets.

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Companies are required to use a fair value hierarchy as defined in ASC Topic 820 “Fair Value Measurement,” (“ASC 820”) which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value (“Fair Value Leveling”). There are three levels of inputs used to measure fair value with Level 1 having the highest priority and Level 3 having the lowest:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity. The Level 3 assets are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants.

The following represents the significant activity during the nine months ended September 30, 2019 to the Company’s total indebtedness:

•	The Company repurchased and retired $249.8 million of senior notes at face value as a result of open market redemptions; and
•	The Company repaid the scheduled maturity of the €700.0 million floating rate notes due June 1, 2019.

Annual Debt Maturities

As of September 30, 2019, annual debt maturities of senior notes gross were as follows ($ in millions):

Total Payments
2019 remaining	$-
2020	4,438.9
2021	2,467.4
2022	4,578.2
2023	895.0
2024	1,799.6
2025 and after	8,371.2
Total senior notes gross	$22,550.3

Amounts represent total anticipated cash payments assuming scheduled repayments.

NOTE 12 — Leases

Leases are accounted for under ASC Topic 842.  The Company has entered into various lease contracts, mainly operating leases for the use of real estate, fleet, and operating equipment.  The Company leases certain assets to limit exposure to the risks of ownership as well as to reduce administrative burdens inherent in the ownership of assets.

Term

The remaining terms for leases other than real estate leases are between 1 and 9 years as of September 30, 2019. For real estate leases, the remaining lease terms are between 1 and 14 years as of September 30, 2019.

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The Company has an option for certain lease contracts, mainly for real estate lease contracts, to renew the lease term beyond the noncancelable lease period. The payments associated with the renewal will only be included in the measurement of the lease liability and ROU asset if the exercise of the renewal option is determined to be reasonably certain. The Company considers the timing of the renewal period and other economic factors such as the financial consequences of a decision to extend or not to extend a lease in determining if the renewal option is reasonably certain to be exercised.

Discount Rate

The Company is primarily a lessee, not a lessor.  The Company discounts future lease payments to calculate the present value when determining the lease classification and measuring the lease liability. The rate utilized is either the implicit rate or the incremental borrowing rate.  The incremental borrowing rate is not a commonly quoted rate and is derived through a combination of inputs including the Company’s credit rating and the impact of full collateralization.  The incremental borrowing rate is based on the Company’s collateralized borrowing capabilities over a similar term of the lease payments.  The Company utilizes the consolidated group incremental borrowing rate for all leases as the Company has centralized treasury operations.

Other

The Company does not have any material residual value guarantee terms in its lease contracts.  The Company does not have material variable leases.

The Company has chosen to separate lease and non-lease components for its plant operations and research and development equipment.  The Company allocates the contract consideration to the lease component using the standalone price from our supplier.

As of September 30, 2019, the Company had the following operating ROU assets and lease liabilities ($ in millions):

	September 30, 2019
	ROU Asset	Lease Liability
Real estate	$317.0	$380.1
Fleet	114.2	114.0
Other	47.0	61.7
Total operating leases	$478.2	$555.8

September 30, 2019
Current lease liability - operating	$118.4
Long-term lease liability - operating	437.4
Total lease liability - operating	$555.8

Finance leases are not material as of September 30, 2019.

For the three and nine months ended September 30, 2019, the Company noted the following lease expense ($ in millions):

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Operating lease expense*	$40.9	$113.3
Sublease (income)	(3.5)	(10.5)
Net operating lease expense	$37.4	$102.8

* Includes short-term and variable lease expenses of $3.8 million and $5.4 million, respectively, for the three and nine months ended September 30, 2019.

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As of September 30, 2019, the Company had the following lease commitments ($ in millions):

Total Payments
2019 remaining	$30.6
2020	120.9
2021	111.3
2022	72.4
2023	51.0
2024	43.8
2025 and after	181.2
Total undiscounted cash flows	$611.2
Future interest	(55.4)
Total lease liability - operating	$555.8

As of September 30, 2019, the weighted average remaining lease term for operating leases was 7.7 years with a weighted average discount rate of 2.5%.

The ROU assets obtained in exchange for operating lease obligations were $45.8 million and $109.6 million, respectively, for the three and nine months ended September 30, 2019.  The cash paid for amounts included in the measurement of operating lease liabilities were $28.0 million and $102.4 million, respectively, for the three and nine months ended September 30, 2019.

As of December 31, 2018, the Company had operating leases for certain facilities, vehicles and equipment. Total property rental expense for operating leases for the year ended December 31, 2018 was $63.2 million. Total fleet rental expense for operating leases for the year ended December 31, 2018 was $41.1 million.  The Company also had de minimis capital leases for certain facilities and equipment.  As of December 31, 2018, the future anticipated property lease rental payments under both capital and operating leases that had remaining terms in excess of one year were ($ in millions):

Total Payments
2019	$62.5
2020	52.5
2021	47.9
2022	43.3
2023	39.0
Thereafter	173.8
Total minimum lease payments	$419.0

NOTE 13 — Other Long-Term Liabilities

Other long-term liabilities consisted of the following ($ in millions):

	September 30,	December 31,
	2019	2018
Acquisition related contingent consideration liabilities	$376.2	$336.3
Long-term pension and post retirement liability	160.1	166.5
Legacy Allergan deferred executive compensation	88.7	90.8
Accrued R&D milestone	75.0	75.0
Deferred revenue	31.2	36.1
Product warranties	29.8	27.9
Long-term severance and restructuring liabilities	10.9	14.2
Long-term contractual obligations	-	43.2
Other long-term liabilities	39.0	92.0
Total other long-term liabilities	$810.9	$882.0

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NOTE 14 — Income Taxes

The Company’s effective tax rate for the nine months ended September 30, 2019 was a provision of 5.3%, compared to a benefit of 37.5% for the nine months ended September 30, 2018. The effective tax rate for the nine months ended September 30, 2019 was favorably impacted by tax benefits of $118.0 million related to excess tax over book basis in a U.S. subsidiary that will reverse in the foreseeable future, $73.5 million related to the Namenda settlement, $47.0 million related to changes in the applicable tax rates on certain temporary differences, $50.8 million for a U.S. capital loss and $107.3 million related to the impairment of certain intangible assets. The effective tax rate was unfavorably impacted by a tax charge of $600.0 million to establish a valuation allowance on certain non-U.S. deferred tax assets, $50.8 million related to uncertain tax positions and the goodwill impairment charge of $3,552.8 million, for which no tax benefit was recorded.

The effective tax rate for the nine months ended September 30, 2018 was favorably impacted by income earned in jurisdictions with tax rates lower than the Irish statutory rate and U.S. losses tax benefited at rates greater than the Irish statutory rate. This was offset by the additional U.S. tax on the earnings of certain non-U.S. subsidiaries which are considered Global Intangible Low Taxed Income (“GILTI”) and the tax impact of amortization of intangible assets at rates less than the Irish statutory rate. Additionally, the tax benefit for the nine months ended September 30, 2018 included tax benefits of $421.9 million related to the restructuring of an acquired business, $231.0 million related to the impairment of certain intangible assets and $79.8 million related to excess tax over book basis in a U.S. subsidiary expected to reverse in the foreseeable future. This was partially offset by tax detriments of $113.2 million due to the sale of the medical dermatology business and $86.5 million related to a change in the applicable tax rate on certain temporary differences.

The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could significantly impact the Company’s effective tax rate on future earnings.

Tax Audits

The Company conducts business globally and, as a result, files U.S. federal, state and foreign tax returns. The Company strives to resolve open matters with each tax authority at the examination level and could reach agreement with a tax authority at any time. While the Company has accrued for amounts it believes are in accordance with the accounting standard, the final outcome with a tax authority may result in a tax liability that is different than that reflected in the consolidated financial statements. Furthermore, the Company may decide to challenge any assessments, if made, and may exercise its right to appeal. The uncertain tax positions are reviewed quarterly and adjusted as events occur that affect potential liabilities for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, negotiations with tax authorities, identification of new issues and issuance of new legislation, regulations or case law.

The Company has several concurrent audits open and pending with the IRS as set forth below:

IRS Audits	Taxable Years
Allergan W.C. Holding Inc. f/k/a Actavis W.C. Holding Inc.	2013, 2014, 2015 and 2016
Warner Chilcott Corporation	2010, 2011, 2012 and 2013
Forest Laboratories, Inc.	2010, 2011, 2012, 2013 and 2014
Allergan, Inc.	2009, 2010, 2011, 2012, 2013, 2014 and 3/17/2015

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NOTE 15 — Shareholders’ Equity

Share Repurchase Programs

On January 29, 2019, the Company announced that its Board of Directors approved a $2.0 billion share repurchase program, all of which remained outstanding as of September 30, 2019.

The Company’s Board of Directors previously approved a $2.0 billion share repurchase program in July 2018 (the “2018 Program”).  As of September 30, 2019, the Company had completed the 2018 Program, repurchasing 12.5 million shares, including 5.3 million shares (or $0.8 billion of shares) in the nine months ended September 30, 2019.

Preferred Shares

In the nine months ended September 30, 2018, the Company paid $69.6 million of dividends on preferred shares. Each preferred share automatically converted to approximately 3.53 ordinary shares on March 1, 2018, for a total of 17,876,930 ordinary shares.

NOTE 16 — Derivative Instruments and Hedging Activities

The Company’s revenue, earnings, cash flows and fair value of its assets and liabilities can be impacted by fluctuations in foreign exchange and interest rates, as applicable. The Company manages the impact of foreign exchange risk and interest rate movements through operational means and through the use of various financial instruments, including derivative instruments such as foreign currency derivatives.

Internationally, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar may negatively affect the Company’s consolidated revenues and favorably impact operating expenses in U.S. dollars.

Derivatives Not Designated as Hedging Instruments

In November 2018, the Company entered into a 700.0 million Euro forward contract to buy Euros while selling USD.  The derivative had a maturity of May 31, 2019.  The derivative instrument was marked-to-market to the P&L, offsetting the revaluation (P&L) impact on the Euro 700.0 million variable interest debt which matured on June 1, 2019. As of December 31, 2018, the fair value of the Euro forward contract of $5.9 million was recorded in prepaid expenses and other current assets.  For the nine months ended September 30, 2019, the Company recorded a loss of $29.8 million relating to this instrument in general and administrative expenses.

As of September 30, 2019 and December 31, 2018, the Company had additional outstanding third-party foreign currency forward instruments of $21.2 million and $42.1 million, respectively.  For the three and nine months ended September 30, 2019, these additional outstanding third-party foreign currency forward instruments did not have material mark-to-market adjustments.

Derivatives Designated as Hedging Instruments

Cash Flow Hedge

In January 2019, Allergan entered into $500.0 million notional floating to fixed interest rate swaps maturing on March 12, 2020 whereby it fixed the interest rates on $500.0 million floating rate notes due March 12, 2020 to an average interest rate of 3.98%.  The swaps are being accounted for using hedge accounting treatment.  As of September 30, 2019, the fair value of the interest rate swaps of $1.5 million was recorded in accounts payable and accrued expenses.  For the three and nine months ended September 30, 2019, the corresponding unrealized gain of $0.7 million and loss of $1.5 million, respectively, was recorded in accumulated other comprehensive income / (loss).

Net Investment Hedge

In the normal course of business, we manage certain foreign exchange risks through a variety of strategies, including hedging.  Our hedging strategies include the use of derivatives, as well as net investment hedges.  For net investment hedges, the effective portion of the gains and losses on the instruments arising from the effects of foreign exchange are recorded in the currency translation adjustment component of accumulated other comprehensive income / (loss), consistent with the underlying hedged item. Hedging transactions are limited to an underlying exposure. As a result, any change in the value of our hedging instruments would be substantially offset by an opposite change in the value of the underlying hedged items. The Company does not use derivative instruments for trading or speculative purposes.

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The Company is exposed to foreign exchange risk in its international operations from foreign currency purchases, net investments in foreign subsidiaries, and foreign currency assets and liabilities created in the normal course of business, including its Euro Denominated Notes. In the nine months ended September 30, 2019, we used effective net investment hedges to partially offset the effects of foreign currency on our investments in certain of our foreign subsidiaries. The total notional amount of our instruments designated as net investment hedges was $4.9 billion as of September 30, 2019 and $5.1 billion as of December 31, 2018.  During the three and nine months ended September 30, 2019, the impact of the net investment hedges recorded in other comprehensive loss was a gain of $210.9 million and $252.7 million, respectively, which offset the currency impact within our net investment in subsidiaries which are impacted by their Euro Denominated Notes.  During the three and nine months ended September 30, 2018, the impact of the net investment hedges on other comprehensive loss was a gain of $24.6 million and $126.6 million, respectively, which offset the currency impact of the Euro Denominated Notes.

NOTE 17 — Fair Value Measurement

Assets and liabilities that are measured at fair value using Fair Value Leveling or that are disclosed at fair value on a recurring basis as of September 30, 2019 and December 31, 2018 consisted of the following ($ in millions):

	Fair Value Measurements as of September 30, 2019 Using:
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents*	$575.6	$575.6	$-	$-
Short-term investments	3,318.4	-	3,318.4	-
Deferred executive compensation investments	88.7	74.8	13.9	-
Contingent income	52.3	-	-	52.3
Investments and other	55.5	37.9	17.6	-
Total assets	$4,090.5	$688.3	$3,349.9	$52.3
Liabilities:
Deferred executive compensation liabilities	$88.7	$74.8	$13.9	$-
Contingent consideration obligations	387.8	-	-	387.8
Total liabilities	$476.5	$74.8	$13.9	$387.8

* Marketable securities with less than 90 days remaining until maturity at the time of acquisition are classified as cash equivalents.

	Fair Value Measurements as of December 31, 2018 Using:
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents*	$207.1	$207.1	$-	$-
Short-term investments	1,026.9	-	1,026.9	-
Deferred executive compensation investments	90.8	73.8	17.0	-
Contingent income	50.3	-	-	50.3
Investments and other	46.0	38.5	7.5	-
Total assets	$1,421.1	$319.4	$1,051.4	$50.3
Liabilities:
Deferred executive compensation liabilities	$90.8	$73.8	$17.0	$-
Contingent consideration obligations	344.6	-	-	344.6
Total liabilities	$435.4	$73.8	$17.0	$344.6

* Marketable securities with less than 90 days remaining until maturity at the time of acquisition are classified as cash equivalents.

Marketable securities and investments consist of money market securities, U.S. treasury and agency securities.  Unrealized gains or losses on marketable securities are recorded in interest income, while unrealized gains or losses on marketable debt securities are recorded in accumulated other comprehensive income.  Investments and other include equity and debt securities of publicly traded companies for which market prices are readily available. Unrealized gains or losses on long-term equity investments are recorded in other income / (expense), net.  The Company’s marketable securities and other long-term investments are recorded at fair value based on quoted market prices using the specific identification method. These investments are classified as either current or non-current, as appropriate, in the Company’s consolidated balance sheets.  The Company may sell certain of its marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and maturity management.

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Contingent Consideration Obligations

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity, and is based on our own assumptions. Changes in the fair value of the contingent consideration obligations, including accretion, are recorded in our consolidated statements of operations as follows ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
Expense / (Income)	2019	2018	2019	2018
Cost of sales	$0.4	$10.0	$42.4	$(115.4)
Research and development	2.3	(21.4)	7.1	2.2
Total	$2.7	$(11.4)	$49.5	$(113.2)

In the nine months ended September 30, 2019, the expense in cost of sales primarily related to an increase in commercial sales forecasts for Liletta®.  In the nine months ended September 30, 2018, cost of sales primarily related to the Company’s True Tear™ product not achieving a milestone event, as well as a corresponding decrease in commercial forecasts. In the three and nine months ended September 30, 2018, research and development primarily related to a R&D asset that was delayed, which lowered the probability of the milestone being achieved.  The nine months ended September 30, 2018 also includes the progression of other R&D projects relating to the acquisition of Tobira Therapeutics, Inc.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2019 and 2018 ($ in millions):

	Balance as of December 31, 2018	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of September 30, 2019
Liabilities:
Contingent consideration obligations	$344.6	$-	$(6.3)	$49.5	$387.8

	Balance as of December 31, 2017	Net transfers in to (out of) Level 3	Purchases, settlements, and other net	Net accretion and fair value adjustments	Balance as of September 30, 2018
Liabilities:
Contingent consideration obligations	$476.9	$-	$(12.7)	$(113.2)	$351.0

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During the nine months ended September 30, 2019, the activity in contingent consideration obligations by acquisition consisted of the following ($ in millions):

Business Acquisition	Balance as of December 31, 2018	Fair Value Adjustments and Accretion	Payments and Other	Balance as of September 30, 2019
Tobira acquisition	$255.0	$6.9	$-	$261.9
Medicines 360 acquisition	43.1	41.5	(4.7)	79.9
ForSight acquisition	24.1	0.3	-	24.4
Forest acquisition	13.6	0.7	(1.2)	13.1
AqueSys acquisition	5.4	0.1	-	5.5
Oculeve acquisition	1.7	-	-	1.7
Other	1.7	-	(0.4)	1.3
Total	$344.6	$49.5	$(6.3)	$387.8

Contingent Income

The fair value measurement of the contingent income is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity, and is based on our own assumptions. There were no material changes noted in the fair value of the contingent income for the nine months ended September 30, 2019.

NOTE 18 — Prepaid Expenses, Investments and Other Assets

Prepaid expenses and other current assets consisted of the following ($ in millions):

	September 30,	December 31,
	2019	2018
Prepaid taxes	$501.2	$403.8
Royalty receivables	102.7	67.7
Sales and marketing	20.0	41.8
Prepaid insurance	17.6	16.7
Other	300.8	289.1
Total prepaid expenses and other current assets	$942.3	$819.1

Investments in marketable securities, including those classified in cash and cash equivalents due to the maturity term of the instrument, other investments and other assets consisted of the following ($ in millions):

	September 30,	December 31,
	2019	2018
Marketable securities:
Short-term investments	$3,318.4	$1,026.9
Total marketable securities	$3,318.4	$1,026.9
Investments and other assets:
Deferred executive compensation investments	$88.7	$90.8
Contingent income	52.3	75.3
Other long-term investments	47.8	37.6
Taxes receivable	41.2	1,674.8
Equity method investments	7.7	8.4
Other assets	130.2	83.7
Total investments and other assets	$367.9	$1,970.6

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The Company’s marketable securities and other long-term investments are recorded at fair value based on quoted market prices using the specific identification method. These investments are classified as either current or non current, as appropriate, in the Company’s consolidated balance sheets.

During the three months ended September 30, 2019, the Company entered into a supply arrangement for a diversified brands product which resulted in an upfront payment of $125.0 million and future milestone payments of $120.0 million.  The upfront amount was capitalized as an asset and will be amortized through Cost of Sales over the contract term of five years.  As of September 30, 2019, $45.8 million is recorded in Prepaid Other and $46.2 million is recorded in Other Assets.

During the third quarter 2019, the Company received a one-time tax refund of approximately $1.6 billion of capital gains taxes previously paid and attributable to tax losses recorded in prior periods.

Other assets include security and equipment deposits and long-term receivables.

NOTE 19 — Business Restructuring Charges

Restructuring activities for the nine months ended September 30, 2019 were as follows ($ in millions):

	Severance	Other	Total
Reserve balance at December 31, 2018	$71.4	$14.4	$85.8
Charged to expense
Cost of sales	1.4	-	1.4
Selling and marketing	0.5	-	0.5
General and administrative	3.7	2.3	6.0
Total expense	5.6	2.3	7.9
Cash payments	(58.7)	(2.7)	(61.4)
Non-cash adjustments	(2.1)	-	(2.1)
Reserve balance at September 30, 2019	$16.2	$14.0	$30.2

During the three and nine months ended September 30, 2018, the Company recognized restructuring charges of $5.6 million and $29.9 million, respectively, including severance and other employee related charges of $5.6 million and $29.9 million.

NOTE 20 — Commitments & Contingencies

The Company and its affiliates are involved in various disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings, and litigation matters that arise from time to time in the ordinary course of business. The process of resolving matters through litigation or other means is inherently uncertain and it is possible that an unfavorable resolution of these matters will adversely affect the Company, its results of operations, financial condition and cash flows. The Company’s general practice is to expense legal fees as services are rendered in connection with legal matters, and to accrue for liabilities when losses are probable and reasonably estimable.

The Company evaluates, on a quarterly basis, developments in legal proceedings and other matters that could cause an increase or decrease in the amount of the liability that is accrued. As of September 30, 2019, the Company’s consolidated balance sheet includes accrued loss contingencies of approximately $800.0 million.  As of December 31, 2018, the Company’s consolidated balance sheet included accrued loss contingencies of approximately $65.0 million.

The Company’s legal proceedings range from cases brought by a single plaintiff to mass tort actions and class actions with thousands of putative class members. These legal proceedings, as well as other matters, involve various aspects of our business and a variety of claims (including, but not limited to, qui tam actions, antitrust, product liability, breach of contract, securities, patent infringement and trade practices), some of which present novel factual allegations and/or unique legal theories. In addition, a number of the matters pending against us are at very early stages of the legal process (which in complex proceedings of the sort faced by us often extend for several years). As a result, some matters have not yet progressed sufficiently through discovery and/or development of important factual information and legal issues to enable us to estimate a range of possible loss. In those proceedings in which plaintiffs do request publicly quantified amounts of relief, the Company does not believe that the quantified amounts are meaningful because they are merely stated jurisdictional limits, exaggerated and/or unsupported by the evidence or applicable burdens of proof.

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In matters involving the assertion or defense of the Company’s intellectual property, the Company believes it has meritorious claims and intends to vigorously assert or defend the patents or other intellectual property at issue in such litigation.  Similarly, in matters where the Company is a defendant, the Company believes it has meritorious defenses and intends to defend itself vigorously.  However, the Company can offer no assurances that it will be successful in a litigation or, in the case of patent enforcement matters, that a generic version of the product at issue will not be launched or enjoined.  Failing to prevail in a litigation could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Intellectual Property Litigation

Patent Enforcement Matters

Bystolic®. On July 2, 2019, subsidiaries of the Company brought an action for infringement of U.S. Patent No. 6,545,040 in the United States District Court for the District of Delaware against Ajanta Pharma Ltd. and Ajanta Pharma USA Inc. (collectively, “Ajanta”) in connection with an abbreviated new drug application filed with the FDA by Ajanta seeking approval to market a generic version of Bystolic® and challenging said patent. No trial date or case schedule has been set.

Combigan®. On October 30, 2017, subsidiaries of the Company filed an action for infringement of U.S. Patent Number 9,770,453 (the “‘453 Patent”) against Sandoz, Inc. and Alcon Laboratories, Inc. (“Sandoz”) in the U.S. District Court for the District of New Jersey, in connection with the abbreviated new drug applications respectively filed with the FDA by Sandoz and Alcon, seeking approval to market a generic version of Combigan®. On March 6, 2018, U.S. Patent Nos. 9,907,801 (the “‘801 Patent”) and 9,907,802 (the “‘802 Patent”) were added to the case. The ‘453, ‘801 and ‘802 Patents are listed in the Orange Book for Combigan® and expire on April 19, 2022. A trial date has not been set. On July 13, 2018, the district court adopted Allergan’s proposed claim construction and granted Allergan’s motion for preliminary injunction against Sandoz. On August 1, 2018, the district court entered an order setting a preliminary injunction bond in the amount of $157,300,000 under Federal Rule of Civil Procedure 65(c), which Allergan posted. Sandoz appealed the grant of the injunction. On August 29, 2019, the Federal Circuit affirmed the grant of a preliminary injunction against Sandoz.

Fetzima®. In October and November 2017, subsidiaries of the Company and Pierre Fabre Medicament S.A.S. brought actions for infringement of U.S. Patent Nos. RE43,879 (the “‘879 Patent”); 8,481,598 (the “‘598 Patent”); and 8,865,937 (the “‘937 Patent”) against MSN Laboratories Private Limited and MSN Pharmaceuticals Inc. (collectively, “MSN”), Prinston Pharmaceutical Inc. and Solco Healthcare U.S., LLC (collectively, “Prinston”), Torrent Pharmaceuticals Limited and Torrent Pharma Inc. (collectively, “Torrent”), West-Ward Pharmaceuticals International Limited and West-Ward Pharmaceuticals Corp. (collectively, “West-Ward”), Zydus Pharmaceuticals (USA) Inc. (“Zydus”), Aurobindo Pharma USA, Inc. and Aurobindo Pharma Limited (collectively, “Aurobindo”), and Amneal Pharmaceuticals LLC and Amneal Pharmaceuticals Private Limited (collectively, “Amneal”), in connection with abbreviated new drug applications, respectively filed with the FDA by MSN, Prinston, Torrent, West-Ward, Zydus, Aurobindo, and Amneal, each seeking approval to market generic versions of Fetzima® and challenging said patents. The ‘879 Patent expires in June 2023 (not including a pending application for patent term extension (“PTE”)), the ‘598 patent expires in March 2031, and the ‘937 Patent expires in May 2032.  Fact discovery is completed.  Trial is expected to begin in August 2020.  Allergan entered into a settlement agreement with Amneal on December 18, 2018, and the case as against Amneal was dismissed.  Allergan entered into a settlement agreement with Prinston on June 6, 2019, and the case as against Prinston was dismissed.

In April 2019, subsidiaries of the Company and Pierre Fabre Medicament S.A.S. brought an action for infringement of the ‘879, ‘598 and ‘937 Patents against Micro Labs Ltd. and Micro Labs USA, Inc. (“Micro”) in connection with Micro’s abbreviated new drug application seeking approval to market a generic version of Fetzima® and challenging said patents.  Allergan entered into a settlement agreement with Micro Labs on October 22, 2019.

Juvéderm®. On February 26, 2019, subsidiaries of the Company filed a complaint for infringement of U.S. Patent Nos. 8,450,475 (the “‘475 Patent), 8,357,795 (the “‘795 Patent”), 8,822,676 (the “‘676 Patent”), 9,089,519 (the “‘519 Patent”), 9,238,013 (the “‘013 Patent”) and 9,358,322 (the “‘322 Patent”) in the U.S. District Court for the District of Delaware against Prollenium US Inc. and Prollenium Medical Technologies Inc. (collectively, “Prollenium”). The complaint seeks, among other things, a judgment that Defendants have infringed these patents by making, selling, offering to sell, and importing Prollenium’s Revanesse® Versa+TM product within and into the United States. Plaintiffs seek injunctive relief and damages for Defendants’ infringement. Trial is scheduled for June 14, 2021.

Juvéderm® IPR.  In August, September and October 2019, Prollenium US Inc. (“Prollenium”) submitted Inter Partes Review (“IPR”) petitions to the USPTO regarding the ‘475 Patent, the ‘013 patent, the ‘322 patent, the ‘676 patent, the ‘795 patent and the ‘519 patent.  Prollenium’s IPR petitions seek review of all claims of the ‘013, ‘322, ‘676, and ‘519 patents, claims 1-9, 18, and 27-37 of the ‘475 patent, and claims 1-11, 22, 26-39, and 40-41 of the ‘795 patent.  Patent owner’s preliminary responses for these petitions are due on December 19, 2019, or later.

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Kybella®. On November 9, 2018, a subsidiary of the Company brought an action for infringement of U.S. Patent Nos. 8,101,593 (the “‘593 Patent”), 8,367,649 (the “‘649 Patent”) and 8,653,058 (the “‘058 Patent”) against Slayback Pharma LLC (“Slayback”) in the U.S. District Court for the District of New Jersey in connection with an abbreviated new drug application filed with the FDA by Slayback seeking approval to market a generic version of Kybella® and challenging said patents. The ‘593, ‘649, and ‘058 Patents expire in March 2030. On April 10, 2019, a subsidiary of the Company, together with Los Angeles Biomedical Research Institute at Harbor UCLA-Medical Center (“LA BioMed”) and The Regents of the University of California (the “Regents”) (all collectively, “Plaintiffs”), filed an amended complaint against Slayback asserting infringement of the ‘593, ‘649 and ‘058 Patents and U.S. Patent Nos. 7,622,130 (the “‘130 Patent”), 7,754,230 (the “‘230 Patent”), 8,298,556 (the “‘556 Patent”) and 8,846,066 (the “‘066 Patent”).  The ‘130 and ‘230 Patents expire in December 2027 (not including pending applications for patent term extension (“PTE”)), the ‘556 Patent expires in August 2025, and the ‘066 Patent expires in February 2025.  Plaintiffs entered into a settlement agreement with Slayback on June 12, 2019, and the case was dismissed.

Latisse® IV. In December 2016, Sandoz announced the U.S. market launch of its generic copy of Latisse®. In July 2017, subsidiaries of the Company and Duke University (collectively, “Plaintiffs”) filed a complaint for infringement of U.S. Patent Number 9,579,270 (“‘270 Patent”) against Defendants Sandoz Inc. (“Sandoz”) and Alcon Laboratories, Inc. (“Alcon”) in the U.S. District Court for the Eastern District of Texas (EDTX). The ‘270 patent expires in January 2021. In their complaint, Plaintiffs seek, among other things, a judgment that Defendants have infringed the ‘270 patent by making, selling, and offering to sell, and/or importing, their generic copy of Latisse® within the United States. Plaintiffs seek injunctive relief and damages for Defendants’ infringement. On April 3, 2018, the EDTX court issued an order, among other things, severing Plaintiff’s claims against Defendants and transferring Plaintiff’s claims against Alcon to the District Court of Delaware and Plaintiff’s claims against Sandoz to the District of Colorado. On October 5, 2018, the Delaware District Court entered an order dismissing the Delaware action against Alcon.  On September 18, 2019, the District of Colorado denied Sandoz’s motion for summary judgment.  Discovery is closed in the District of Colorado case and a trial date has not yet been set.

Latisse® V. On September 25, 2017, subsidiaries of the Company and Duke University brought an action for infringement of U.S. Patent No. 9,579,270 (the “‘270 Patent”) against Alembic Pharmaceuticals, Ltd., Alembic Global Holding SA, and Alembic Pharmaceuticals, Inc. (collectively, “Alembic”) in the U.S. District Court for the District of New Jersey in connection with an abbreviated new drug application filed with FDA by Alembic, seeking approval to market a generic version of Latisse® and challenging the ‘270 patent.  The Company subsidiaries and Duke entered into a settlement agreement with Alembic and the case was dismissed on April 4, 2019.

Latisse® VI. On September 19, 2018, subsidiaries of the Company and Duke University brought an action for infringement of U.S. Patent No. 9,579,270 (the “‘270 Patent”) against Akorn, Inc. and Hi-Tech Pharmacal Co., Inc. (collectively, “Akorn”) in the U.S. District Court for the District of New Jersey in connection with an abbreviated new drug application filed with FDA by Akorn seeking approval to market a generic version of Latisse® and challenging the ‘270 patent. The Company subsidiaries and Duke entered into a settlement agreement with Akorn and the case was dismissed on October 15, 2019.

Linzess®. Beginning in November 2016 subsidiaries of the Company and Ironwood Pharmaceuticals, Inc. (collectively, “Plaintiffs”), brought multiple actions for infringement of some or all of U.S. Patent Nos. 7,304,036 (the “‘036 Patent”); 7,371,727 (the “‘727 Patent”); 7,704,947 (the “‘947 Patent”); 7,745,409 (the “‘409 Patent”); 8,080,526 (the “‘526 Patent”); 8,110,553 (the “‘553 Patent”); 8,748,573 (the “‘573 Patent”); 8,802,628 (the “‘628 Patent”); and 8,933,030 (the “‘030 Patent”) against Teva Pharmaceuticals USA, Inc. (“Teva”), Aurobindo Pharma Ltd. (“Aurobindo”), Mylan Pharmaceuticals Inc. (“Mylan”), Sandoz Inc. (“Sandoz”) and Sun Pharma Global FZE (“Sun”) in the U.S. District Court for the District of Delaware in connection with abbreviated new drug applications respectively filed with the FDA by Teva, Aurobindo, Mylan, Sandoz and Sun, each seeking approval to market generic versions of Linzess® 145 mcg and 290 mcg capsules and challenging some or all of said patents (“November 2016 Action”).  The ‘727, ‘947, ‘409, ‘526 and ‘553 Patents expire in January 2024; the ‘036 Patent expires in August 2026; and the ‘573, ‘628 and ‘030 Patents expire in 2031.  In the November 2016 Action, expert discovery has been completed.  On May 31, 2019, due to a scheduling conflict, the bench trial set for June 2019 was postponed.  Trial is now scheduled to begin on January 7, 2020.

On October 20, 2017, November 30, 2017 and January 20, 2018, Plaintiffs brought actions for infringement of U.S. Patent No. 9,708,371 (the “‘371 Patent”) in the U.S. District Court for the District of Delaware against Teva, Mylan and Sandoz, respectively. The ‘371 Patent expires in 2033. The ‘371 patent actions have been consolidated with the November 2016 Action.

On February 2, 2018 and March 29, 2018, Plaintiffs brought actions for infringement of some or all of the ‘036, ‘727, ‘947, ‘409, ‘526, ‘553, ‘030 and ‘371 Patents against Teva and Mylan in the U.S. District Court for the District of Delaware in connection with abbreviated new drug applications respectively filed with the FDA by Teva and Mylan, each seeking approval to market generic versions of Linzess® 72 mcg capsules (“72 mcg ANDA”) before the expiration said patents. The district court consolidated the 72 mcg ANDA actions with the November 2016 Action.

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In May and August 2018, the district court granted joint stipulations and orders to dismiss without prejudice all claims, counterclaims, and defenses in the November 2016 Action with respect to the ‘371 Patent and the ‘030 Patent, respectively, as between Plaintiffs, Teva, Mylan and Sandoz.

On September 4, 2018, Plaintiffs filed an amended complaint as to Mylan to assert the ‘628 patent against Mylan’s 72 mcg ANDA product.

Plaintiffs entered into a settlement agreement with Sun and certain Sun affiliates and the case against Sun was dismissed on January 18, 2018.  Plaintiffs entered into a settlement agreement with Aurobindo and the case against Aurobindo was dismissed on May 7, 2018.  Plaintiffs entered into a settlement agreement with Mylan and the case against Mylan was dismissed on December 27, 2018.  Under the terms of the settlement agreement, Plaintiffs will provide a license to Mylan to market its generic versions of Linzess® 145 mcg and 290 mcg in the United States beginning on February 5, 2030 (subject to FDA approval), and its generic version of Linzess® 72 mcg in the United States beginning on August 5, 2030, or earlier in certain circumstances.

Restasis®. Between August 2015 and July 2016, a subsidiary of the Company brought actions for infringement of U.S. Patent Nos. 8,629,111 (the “‘111 patent”), 8,633,162 (the “‘162 patent”), 8,642,556 (the “‘556 patent”), 8,648,048 (the “‘048 patent”), 8,685,930 (the “‘930 patent”) and 9,248,191 (the “’191 patent”) in the U.S. District Court for the Eastern District of Texas against Akorn, Inc., Apotex, Inc., Mylan Pharmaceuticals, Inc., Teva Pharmaceuticals USA, Inc., InnoPharma, Inc., Famy Care Limited (“Famy Care”), TWi Pharmaceuticals, Inc. (“TWi”) and related subsidiaries and affiliates thereof.

The subsidiary entered into settlement agreements with Apotex, TWi, Famy Care and InnoPharma. As a result of certain of these settlements, Allergan will provide a license to certain parties to launch their generic versions of Restasis® beginning on February 27, 2024, or earlier in certain circumstances. Additionally, under certain circumstances, the Company will supply and authorize certain parties to launch an authorized generic version of Restasis® on August 28, 2024 or earlier in certain circumstances.

On September 8, 2017, the Company assigned all Orange Book-listed patents for Restasis® to the Saint Regis Mohawk Tribe (“the Tribe”), a recognized sovereign tribal government, and concurrently was granted an exclusive field-of-use license to practice the patents in the United States for all FDA-approved uses of the products under the Restasis® NDAs.

On October 16, 2017, the District Court issued a decision and final judgment finding that the asserted claims of the ‘111 patent, the ‘048 patent, the ‘930 patent and the ‘191 patent were infringed, but invalid on the ground of obviousness. The District Court also held that the asserted claims were not invalid as anticipated, for lack of enablement, or for improper inventorship. On November 13, 2018, the U.S. Court of Appeals for the Federal Circuit issued a decision affirming the district court’s finding of invalidity of the asserted claims of the ‘111, ‘048, ‘930 and ‘191 Patents. On March 6, 2019, the Federal Circuit denied Allergan and the Tribe’s petition for rehearing, and a mandate issued on March 13, 2019. On April 10, 2019, Allergan and the Tribe filed a petition for a writ of certiorari with the United States Supreme Court, which was denied on June 3, 2019.

On December 22, 2016, a subsidiary of the Company filed a complaint for infringement of the ’111 patent, ’162 patent, ’556 patent, ’048 patent, ’930 patent, and the ’191 patent in the U.S. District Court for the Eastern District of Texas against Deva Holding A.S. (“Deva”). On March 6, 2018, the district court granted in part and denied in part the parties’ joint motion for entry of a stipulated order, and stayed the case until such time as the Federal Circuit in the lead appeal case with Teva, Mylan and Akron issues a mandate. The parties’ stipulation provides that Deva will be bound by the outcome of that appeal.  On April 30, 2019, the district court granted Deva’s motion for entry of final judgment and dismissal with prejudice, and the case was dismissed.

On August 10 and September 20, 2018, a subsidiary of the Company and the Tribe filed complaints for infringement of the ’162 patent and the ’556 patent in the U.S. District Court for the District of Delaware against Saptalis and against Amneal Pharmaceuticals, LLC and Amneal Pharmaceuticals Co. India Private Limited (collectively, “Amneal”), respectively. The cases were voluntarily dismissed on January 2, 2019.

Restasis® IPR.  On June 6, 2016, a subsidiary of the Company received notification letters that Inter Partes Review of the USPTO (“IPR”) petitions were filed by Mylan Pharmaceuticals Inc. (“Mylan”) regarding U.S. Patent Nos. 8,629,111 (the “‘111 patent”), 8,633,162 (the “‘162 patent”), 8,642,556 (the “‘556 patent”), 8,648,048 (the “‘048 patent”), 8,685,930 (the “‘930 patent”), and 9,248,191 (the “‘191 patent”), which patents expire on August 27, 2024. Mylan filed the IPR petition on June 3, 2016. On June 23, 2016, a subsidiary of the Company received a notification letter that an IPR petition and motion for joinder was filed by Argentum Pharmaceuticals LLC (“Argentum”) regarding the ’111 patent. On December 7, 2016, the Company entered into a settlement agreement with Argentum and Argentum’s petition was withdrawn. On December 8, 2016, the USPTO granted Mylan’s petitions to institute IPRs with respect to these patents. On January 6, 2017, each of Akorn and Teva filed, and on January 9, 2017 the USPTO received, IPR petitions with respect to these patents and motions for joinder with the Mylan IPR. The USPTO granted Teva’s and Akorn’s joinder motions on March 31, 2017.

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On September 8, 2017, Allergan assigned all Orange Book-listed patents for Restasis® to the Saint Regis Mohawk Tribe (“the Tribe”), a recognized sovereign tribal government, and concurrently was granted an exclusive field-of-use license to practice the patents in the United States for all FDA-approved uses of the products under the Restasis® NDAs. That same day, the Tribe filed an updated Mandatory Notice with the USPTO to reflect that the Tribe is the patent owner, and sought permission to file a motion to dismiss based on tribal sovereign immunity.

On February 23, 2018, the USPTO issued orders denying the Tribe’s motion to dismiss (or terminate).

On July 20, 2018, the Federal Circuit affirmed the USPTO’s denial of the Tribe’s motion to dismiss and Allergan’s motion to withdraw. On August 20, 2018, the Tribe and Allergan filed a petition for rehearing en banc, which the Federal Circuit denied on October 22, 2018. On December 21, 2018, the Company and the Tribe filed a petition for a writ of certiorari with the United States Supreme Court, which was denied on April 15, 2019.

Saphris®. Between September 2014 and May 2015, subsidiaries of the Company brought actions for infringement of some or all of U.S. Patent Nos. 5,763,476 (the “‘476 patent”), 7,741,358 (the “‘358 patent”) and 8,022,228 (the “‘228 patent”) against Sigmapharm Laboratories, LLC (“Sigmapharm”), Hikma Pharmaceuticals, LLC (“Hikma”), Breckenridge Pharmaceutical, Inc. (“Breckenridge”), Alembic Pharmaceuticals, Ltd. (“Alembic”) and Amneal Pharmaceuticals, LLC (“Amneal”), and related subsidiaries and affiliates thereof in the U.S. District Court for the District of Delaware in connection with an abbreviated new drug applications respectively filed with FDA by Sigmapharm, Hikma, Breckenridge, Alembic and Amneal, each seeking approval to market a generic versions of Saphris® and challenging each of said patents. Including a 6-month pediatric extension of regulatory exclusivity, the ‘476 patent expires in December 2020, and the ‘358 and ‘228 patents expire in October 2026. In 2016, the parties agreed to dismiss all claims related to the ‘358 and ‘228 patents, leaving only the ‘476 patent at issue. On October 13, 2016, the court stayed trial as to Sigmapharm and extended the 30-month stay as to Sigmapharm. On June 30, 2017, the district court issued an opinion and order finding all asserted claims of the ‘476 patent valid, that claims 1, 2, 5 and 6 were infringed by Alembic, Amneal, Breckenridge and Hikma, and that claims 4, 9 and 10 were not infringed by Alembic and Breckenridge. On July 11, 2017, the district court entered a final judgment that ordered, among other things, that Alembic’s, Amneal’s, Breckenridge’s and Hikma’s respective ANDAs not be granted final approval by FDA earlier than the date of expiration of the ‘476 patent inclusive of any applicable adjustments, extensions or exclusivities.

On March 14, 2019, the Federal Circuit vacated the district court’s July 2017 judgment that claims 1 and 4 are not invalid and remanded for the district court to consider a fact question and its impact on the obviousness analysis. On April 15, 2019, Plaintiffs filed a combined petition for panel rehearing and rehearing en banc with respect to this issue, which was denied on May 15, 2019.  In its March 14, 2019 order, the Federal Circuit also vacated the judgment of non-infringement of claims 4, 9 and 10 as to Alembic and Breckenridge and remanded for the district court to consider their infringement under a revised claim construction.

A separate bench trial concerning Sigmapharm’s infringement of claim 1 of the ‘476 patent began on June 20, 2018, and on November 16, 2018, the court held that Sigmapharm’s proposed ANDA product would infringe claim 1 of the ‘476 patent On November 26, 2018, Sigmapharm sought relief from the November 16, 2018 decision. On November 30, 2018, the Company moved for entry of final judgment.  On August 6, 2019, the district court denied Sigmapharm’s motion to reconsider its November 2018 Order, and denied without prejudice the Company’s motion for entry of final judgment. On August 22, 2019, the district court entered Plaintiffs and Sigmapharm’s stipulated final judgment finding that Sigmapharm infringed claims 1, 2, 5, and 6 of the ‘476 patent and ordering, among other things, that Sigmapharm’s ANDA be converted to tentative approval and not be granted final approval by FDA earlier than the date of expiration of the ‘476 patent inclusive of any applicable adjustments, extensions or exclusivities.

Viberzi®.   On September 6, 2019, subsidiaries of the Company and Janssen Pharmaceutica NV brought an action for infringement of U.S. Patent Nos. 7,741,356 ("the '356 patent"), 7,786,158 ("the '158 patent"), 8,344,011 ("the '011 patent"), 8,609,709 ("the '709 patent"), 8,772,325 ("the '325 patent"), 9,205,076 ("the '076 patent"), 9,700,542 ("the '542 patent"), and 10,213,415 ("the '415 patent") in the United States District Court for the District of Delaware against Aurobindo Pharma Ltd. and Aurobindo Pharma USA Inc. (collectively, “Aurobindo”) in connection with an abbreviated new drug application filed with the FDA by Aurobindo seeking approval to market a generic version of Viberzi® and challenging said patents. No trial date or case schedule has been set.

On September 13, 2019, subsidiaries of the Company brought an action for infringement of United States Patent Nos. 8,691,860 ("the '860 patent"), 9,115,091 ("the '091 patent"), 9,364,489 ("the '489 patent"), 9,675,587 ("the '587 patent"), 9,789,125 ("the '125 patent"), and 10,188,632 ("the '632 patent") in the United States District Court for the District of Delaware against Aurobindo Pharma Ltd., Aurobindo Pharma USA, Inc. (collectively, “Aurobindo”), Alkem Laboratories Limited (“Alkem”), Hetero Labs Limited and Hetero USA Inc. (collectively, “Hetero”), MSN Laboratories Private Limited and MSN Pharmaceuticals, Inc. (collectively, “MSN”), Sun Pharmaceutical Industries Limited (“Sun”), and Zydus Pharmaceuticals (USA) Inc. (“Zydus”) in connection with abbreviated new drug applications, respectively filed with the FDA by Aurobindo, Alkem, Hetero, MSN, Sun and Zydus, each seeking approval to market generic versions of Viberzi® and challenging said patents.  No trial date or case schedule has been set.

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Trade Secret Matters

Botulinum Neurotoxin ITC Investigation. On January 30, 2019, subsidiaries of the Company and Medytox Inc. (collectively, “Complainants”) filed a complaint with the United States International Trade Commission (“ITC”) against Daewoong Pharmaceuticals Co., Ltd., Daewoong Co., Ltd., and Evolus Inc. (collectively, “Respondents”) requesting the ITC commence an investigation with respect to the Respondents’ importation into the United States of Respondents’ botulinum neurotoxin products, including DWP-450 (also known as JeuveauTM), which Complainants assert were developed, made and/or imported using Medytox’s trade secrets. Complainants seek, among other things, a permanent exclusionary order and cease and desist orders covering Respondents’ botulinum neurotoxin products, including DWP-450/JeuveauTM. On February 28, 2019, the ITC instituted an investigation into Respondents’ botulinum neurotoxin products, including DWP-450/JeuveauTM. Fact discovery closed on July 19, 2019. On July 24, 2019, the Administrative Law Judge issued an Order rescheduling the evidentiary hearing for February 4-7, 2020. The target date for completion of the investigation was extended to October 6, 2020.

Trademark Enforcement Matters

Juvéderm®. On April 5, 2017, a subsidiary of the Company brought an action for unfair competition, false advertising, dilution, conspiracy and infringement of Allergan’s Juvéderm ® trademarks in the U.S. District Court for the Central District of California against Dermavita Limited Partnership (“Dermavita”), Dima Corp. S.A. (“Dima Corp.”) and KBC Media Relations LLC (“KBC”). Dima Corp. had previously announced its acquisition of a license from Dermavita to develop and market in the U.S. cosmetic products under the Juvederm trademark. During June 2017, the Company entered into a settlement agreement with KBC. During July 2017, the Court preliminarily enjoined Dima Corp. from, inter alia, promoting or selling within the United States any product bearing the trademark Juvéderm® or any other trademark confusingly similar to it. During January 2018, the Court granted Dermavita’s renewed motion to dismiss the Company’s complaint based on purported lack of personal jurisdiction. During January 2019, the Company subsidiary and Dima Corp. resolved the action and the Court entered a permanent injunction and final judgment in favor of the Company subsidiary and against Dima Corp. for trademark infringement, unfair competition, dilution and false advertising.

Subsidiaries of the Company requested a preliminary injunction against Dermavita, Dima Corp, Aesthetic Services & Development, Jacqueline Sillam and Dimitri Sillam in the High Court of Paris, France. During June 2017, the Paris Court preliminarily enjoined the defendants, inter alia, to refrain from promoting or selling in France its Juvederm products, to transfer various domain names and to pay provisional damages to Allergan, on the basis that such use would infringe Allergan’s EU and French Juvéderm® trademarks and would amount to unfair competition. This injunction has become final. A subsidiary of the Company has also filed against Dermavita, Dima Corp. and others a full action of trademark infringement in the Paris court. Dermavita has submitted two requests that the full action be stayed pending the outcome of the Nanterre action and the EUIPO trademark proceedings, both mentioned below. The Paris court rejected Dermavita’s first stay request and subsequently ordered the defendants to pay more than 75,000 Euros in liquidated damages for violation of the preliminary injunction mentioned above. Dermavita’s second request for a stay remains pending.  Furthermore, Dermavita filed an action against subsidiaries of the Company in the Nanterre, France court alleging that the subsidiaries have not used its Juvéderm trademark and requesting the court to revoke the Company’s trademark based on its purported lack of use or purportedly invalid license and assignment agreements. On February 21, 2019, the Nanterre Court ruled in the Company’s favor, holding that the license and assignment agreements were valid and that Allergan has used its trademark in commerce.  Dermavita has appealed this decision.

On January 22, 2019, subsidiaries of the Company brought a related action for infringement of the Company’s Juvéderm® trademarks against Aesthetic Services and Development Limited, Juvederm Elite Clinics SARL and Jamal Hamadi in the (UK) High Court of Justice.  The case is in its early stages and no trial date has been set.

Furthermore, more than 150 trademark opposition and cancellation actions between Allergan and Dermavita have been filed in front of the USPTO, EUIPO and various other national and regional trademark offices around the world. Most of these actions remain pending; however, Allergan has received favorable decisions in more than thirty (30) such actions.

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Antitrust Litigation

Asacol® Litigation. Class action complaints have been filed against certain subsidiaries of the Company on behalf of putative classes of direct and indirect purchasers. The lawsuits have been consolidated in the U.S. District Court for the District of Massachusetts. The complaints allege that plaintiffs paid higher prices for Asacol® HD and Delzicol® as a result of alleged actions preventing or delaying generic competition in the market for an older Asacol® product in violation of U.S. federal antitrust laws and/or state laws. Plaintiffs seek unspecified injunctive relief, treble damages and/or attorneys’ fees. The Company has settled the claims brought by the direct purchaser plaintiffs. While the district court granted the indirect purchaser plaintiffs’ motion for class certification, the Court of Appeals for the First Circuit later issued a decision reversing the lower court’s decision on class certification. The appellate court denied plaintiffs’ motion for rehearing en banc and remanded the case back to the District Court where the court denied plaintiffs’ renewed motion for class certification.  Recently, defendants made offers of judgment to the three remaining individual plaintiffs pursuant to Rule 68 of the Federal Rules of Civil Procedures which the plaintiffs have accepted.  The court recently entered a final order dismissing this litigation in its entirety.

Loestrin® 24 Litigation. Putative classes of direct and indirect purchasers as well as opt-out direct purchasers have filed complaints that have been consolidated in the U.S. District Court for the District of Rhode Island. The lawsuits allege that subsidiaries of the Company engaged in anticompetitive conduct, including when settling patent lawsuits related to Loestrin® 24 Fe, in violation of federal and state antitrust and consumer protection laws. The complaints each seek declaratory and injunctive relief and compensatory damages in the billions of dollars which, if plaintiffs are successful, are subject to trebling under the antitrust laws. The court recently granted the direct purchaser plaintiffs’ class certification motion and has yet to rule on the indirect purchaser plaintiffs’ class motion.  Summary judgement motions are fully briefed and oral arguments were held on September 11 and 12, 2019.  Trial in this action is scheduled to begin in January 2020.

Namenda® Litigation. In 2014, the State of New York filed a lawsuit in the U.S. District Court for the Southern District of New York alleging that Forest was acting to prevent or delay generic competition to Namenda® in violation of federal and New York antitrust laws and committed other fraudulent acts in connection with its commercial plans for Namenda® XR. The district court granted the state’s motion for a preliminary injunction which was later affirmed by the Court of Appeals for the Second Circuit. The parties in that case then reached a settlement to resolve the dispute. Following the conclusion of the New York Attorney General Matter, putative class actions were filed on behalf of direct and indirect purchasers in the same federal court. The class action complaints make claims similar to those asserted by the New York Attorney General and also include claims that Namenda® patent litigation settlements between a Company subsidiary and generic companies also violated the antitrust laws.  The court had denied defendants’ motion for summary judgment in the direct purchaser action, certified the direct purchaser class of plaintiffs and set a trial date for October 28, 2019.   Prior to the start of the trial, the parties in the direct purchaser class action reached an agreement in principle to settle that litigation.  The agreement, which contains no admission of liability, remains subject to court approval.  Based on the tentative settlement, the Company has recorded an accrual of $750.0 million.

Restasis® Competitor Litigation. Shire, which offers the dry-eye disease drug Xiidra®, sued subsidiaries of the Company in U.S. District Court for the District of New Jersey alleging that defendants unlawfully harmed competition by foreclosing Xiidra® from sales to Medicare Part D plans (and the members of such plans) through the use of discounts (a) contingent on Restasis® receiving preferential formulary treatment; and/or (b) across a bundle of Allergan’s products, including Restasis®. The complaint seeks injunctive relief and damages under federal and state law. The court issued a decision on March 22, 2019 granting the defendants’ motion to dismiss the complaint.  On April 25, 2019, Shire filed an amended complaint.  Defendants have moved to dismiss the amended complaint.  At the request of the parties, the court entered an Order on June 28, 2019, staying the action through December 27, 2019.

Restasis® Class Action Litigation. Several class actions were filed on behalf of putative classes of direct and indirect purchasers of Restasis® alleging that subsidiaries of the company harmed competition by engaging in conduct to delay the market entry of generic versions of Restasis® in violation of the federal antitrust laws as well as state antitrust and consumer-protection laws and unjust enrichment. The cases have been consolidated in the U.S. District Court for the District of New Jersey. All plaintiffs seek compensatory damages in the billions of dollars which, if plaintiffs are successful are subject to trebling under the antitrust laws, as well as declaratory relief, and injunctive relief. The parties are currently engaged in discovery.  Trial in this action is scheduled to begin in April 2020.

Commercial Litigation

Celexa®/Lexapro® Class Actions. Certain subsidiaries of the Company were named in federal court actions relating to the promotion of Celexa® and/or Lexapro® all of which were consolidated in an MDL proceeding in the U.S. District Court for the District of Massachusetts. Most of these claims were resolved through a settlement in September 2014. However, two lawsuits remain which assert claims under the federal Racketeer Influenced and Corrupt Organizations (“RICO”) Act. The court had entered summary judgment in favor of the defendants in both actions and denied plaintiffs’ class certification motions. Plaintiffs in both cases appealed the dismissal of their claims and denial of class certification to the United States Court of Appeals for the First Circuit and the appeals court issued a decision in January 2019 affirming the denial of the class certification motions but reversing the lower court’s decision granting the defendants’ summary judgment motions.

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Warner Chilcott Marketing Practices. A putative nationwide class of private payer entities, or their assignees, that paid Medicare benefits on behalf of their beneficiaries filed a complaint against certain subsidiaries of the Company in the U.S. District Court for the District of Massachusetts. The Complaint asserts claims under the federal RICO statute, state consumer protection statutes, common law fraud, and unjust enrichment with respect to the sale and marketing of certain products. The court recently granted Defendants’ motion to dismiss the Amended Complaint.  Following the dismissal of the action in federal court, plaintiffs recently filed a nearly identical complaint in state court in New Jersey.

Generic Drug Pricing Securities and ERISA Litigation. Putative classes of shareholders and two individual opt-out plaintiffs filed class action lawsuits against the Company and certain of its current and former officers alleging that defendants made materially false and misleading statements between February 2014 and November 2016 regarding the Company’s internal controls over its financial reporting and that it failed to disclose that its former Actavis generics unit had engaged in illegal, anticompetitive price-fixing with its generic industry peers. These lawsuits have been consolidated in the U.S. District Court for the District of New Jersey. The complaints seek unspecified monetary damages.  The Company filed a motion to dismiss the complaint but the court denied the motion in a ruling on August 6, 2019.  The parties are now engaging in discovery in these cases. In addition, class action complaints have been filed premised on the same alleged underlying conduct that is at issue in the securities litigation but that assert claims under the Employee Retirement Income Security Act of 1974 (“ERISA”). These complaints have been consolidated in the district court in New Jersey. The court granted the Company’s motion to dismiss this complaint. The ERISA plaintiffs have appealed this decision to the Third Circuit Court of Appeals.

Prescription Opioid Drug Abuse Litigation. The Company has been named as a defendant, along with several other manufacturers and distributors of opioid products, in over 2,000 matters relating to the promotion and sale of prescription opioid pain relievers and additional suits have been filed. The lawsuits allege generally that the manufacturer defendants engaged in a deceptive campaign to promote their products in violation of state laws and seek unspecified monetary damages, penalties and injunctive relief. Plaintiffs in these suits include states, political subdivisions of states (i.e., counties and municipalities), Native American tribes and other private litigants such as insurance plans, hospital systems and consumers who were prescribed opioid products and were subsequently treated for an overdose or addiction. Cases are pending in both federal and state courts. The federal court cases have been consolidated in an MDL in the U.S. District Court for the Northern District of Ohio.  The Company recently reached a settlement agreement with the plaintiffs in the first case that is set for trial in the MDL proceeding.  To the Company’s knowledge, it was one of the first defendants in the MDL proceeding to reach a settlement with the plaintiffs and that settlement is among the lowest of all the settlements that have been announced to date in that consolidated action.  While not directly involved in those discussions, the Company is monitoring them closely and understands that other defendants involved in these lawsuits are engaged in global settlement discussions with plaintiffs in the MDL proceeding, state attorneys general and other plaintiff stakeholders.  The Company continues to examine the possibility of broader resolutions in these actions as well.

Testosterone Replacement Therapy Class Action. Subsidiaries of the Company were named in a class action complaint filed on behalf a putative class of third-party payers in the U.S. District Court for the Northern District of Illinois. The suit alleges that the Company’s subsidiaries violated various laws including the federal RICO statute and state consumer protection laws in connection with the sale and marketing of Androderm®. The class plaintiffs seek to obtain certain equitable relief, including injunctive relief and an order requiring restitution and/or disgorgement, and to recover damages and multiple damages in an unspecified amount. While the lawsuit is ongoing, the court has denied plaintiff’s class certification motion. On February 14, 2019, the court granted Defendants’ motion for summary judgment, dismissing the case in its entirety.   On June 12, 2019, plaintiffs/appellants filed their opening brief in the Seventh Circuit. Appellees’ Seventh Circuit brief was filed on July 17, 2019.

Breast Implant Securities Class Action. In December 2018, two plaintiffs filed class action lawsuits against the Company and certain of its current and former officers alleging that defendants made materially false and misleading statements regarding the Company’s textured breast implants and their association with an uncommon cancer known as breast implant associated anaplastic large cell lymphoma . These lawsuits have been consolidated in the U.S. District Court for the Southern District of New York. The complaints seek unspecified monetary damages.  The Company filed a motion to dismiss the amended complaint, which the court granted in part and denied in part in a ruling on September 20, 2019. The Company filed its answer on October 18, 2019 and the parties are now engaging in discovery.

Oculeve Shareholder Dispute.  On February 26, 2019, Fortis Advisors LLC, as a representative of the former stockholders of Oculeve, Inc., filed a lawsuit against a subsidiary of the Company in state court in Delaware.  The lawsuit centers on a claim that the Company breached the terms of a July 2015 merger agreement.  The Company subsidiary has moved to dismiss the complaint.

AbbVie Transaction Shareholder Action.  On June 25, 2019, the Company and AbbVie Inc. announced that the companies had entered into a definitive transaction agreement whereby AbbVie will acquire the Company in a cash and stock transaction.  On September 20, 2019, a putative class action lawsuit was filed against the Company by one of its shareholders alleging that the Company and its Board of Directors violated the Securities laws by omitting or misrepresenting material information in the proxy statement the Company filed on September 16, 2019 seeking shareholder approval of the transaction with AbbVie.  The Company has not yet responded to this complaint.  In addition to the complaint in this action, the Company received a shareholder demand letter from a shareholder following the issuance of the preliminary proxy statement filed with the Securities and Exchange Commission on August 12, 2019.

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Product Liability Litigation

Actonel® Litigation. A subsidiary of the Company is a defendant in over 500 filed cases in federal and various state courts, relating to the bisphosphonate prescription drug Actonel®. In addition, there are three cases pending in provincial courts in Canada, two involving single plaintiffs, and a third on behalf of a purported class of injured plaintiffs. The complaints allege, among other things, that Actonel® caused them to suffer osteonecrosis of the jaw (“ONJ”) and/or atypical fractures of the femur. Plaintiffs are seeking unspecified monetary and injunctive relief, as well as attorneys’ fees. The Company subsidiary is being indemnified by Sanofi for certain claims pursuant to an agreement with Sanofi and is being partially indemnified by the Procter & Gamble Company (“P&G”) for ONJ claims that were pending at the time the Company subsidiary acquired P&G’s global pharmaceutical business in 2009. Settlements have been reached that have resolved most of the pending ONJ-related claims. Recently, all pending Actonel cases in New Jersey state court were dismissed without prejudice subject to refilling after the U.S. Supreme Court issues a decision in Merck Sharp & Dohme Corp. v. Albrecht, Doc. No. 17-290.  The U.S. Supreme Court issued their decision on May 20, 2019 and remanded the Merck case to the Third Circuit.

Breast Implant Litigation. Certain Company subsidiaries are defendants in more than two dozen cases alleging that Allergan’s textured breast implants caused women to develop an uncommon cancer known as breast implant associated anaplastic large cell lymphoma (“BIA-ALCL”).  Some lawsuits allege that the defendants failed to properly warn against this risk and failed to promptly and properly report the results of the post-marketing studies relating to these products. Other lawsuits seek to recover costs related to medical monitoring and damages for fear of developing BIA-ALCL.  These cases have been filed in both federal and state courts in the United States and well as provincial courts in Canada.  In the United States, there are 23 single-plaintiff lawsuits and fourteen class-action lawsuits. Multiple plaintiffs in the “for fear of developing BIA-ALCL” class actions recently moved to have the suits consolidated in a multi-district litigation.  In Canada, there are eight single-plaintiff lawsuits and five class-action lawsuits.  On July 24, 2019, Allergan announced a voluntary worldwide recall of unused BIOCELL textured breast implants and tissue expanders. This announcement may impact the number of product liability lawsuits related to BIA-ALCL filed moving forward.

Benicar® Litigation. A subsidiary of the Company has been named in a number of lawsuits involving allegations that Benicar® caused certain gastrointestinal injuries. Under a co-promotion agreement, Daiichi Sankyo is defending the Company subsidiary in these lawsuits and has announced that it has agreed to enter into a program to settle all of the pending cases on behalf of all defendants, including the Company subsidiary.

Celexa®/Lexapro® Litigation. Certain Company subsidiaries are defendants in over 150 actions alleging that Celexa® or Lexapro® caused various birth defects. Several of the cases involve multiple minor-plaintiffs. The majority of these actions have been consolidated in state court in Missouri.  The Company has entered into a program to settle a number of the pending claims. None of the actions are set for trial.

RepliForm® Litigation. A Company subsidiary has been named as a defendant in over 300 cases alleging that its biologic mesh product RepliForm® did not perform as intended and caused various injuries.  Presently only three cases remain pending.  The remainder of these cases have been settled or dismissed.

Testosterone Litigation. A number of product liability suits were filed against certain Company subsidiaries as well as other manufacturers and distributors of testosterone products, for personal injuries including but not limited to cardiovascular events allegedly arising out of the use of Androderm®. The cases have been consolidated in an MDL in the U.S. District Court for Northern District of Illinois. In mid-2018, the parties reached an agreement to settle all of the pending cases.

Government Investigations, Government Litigation and Qui Tam Litigation

The Company and its subsidiaries are involved in various disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings that could result in litigation, and other litigation matters that arise from time to time.

Company subsidiaries have received subpoenas and/or Civil Investigative Demands (“CID”) from the United States Department of Justice, the United States Health and Human Services, Office of Inspector General, United States Congressional Committees as well as various state regulatory and enforcement authorities. Each of the subpoenas and CIDs seek documents and information relating to discrete topics, including but not limited to: the calculation and reporting by certain Company subsidiaries of their Average Manufacturer Prices, Average Wholesale Prices and Best Prices for several of their products; sales and marketing practices of Botox to urology practices; the promotion and sale of two gastroenterology products; the Saint Regis Mohawk Tribe’s acquisition of six Restasis patents and the granting of exclusive licenses to the Restasis product to the Company; and, the promotion and sale of opioid products. In each case, the Company and its subsidiaries are cooperating fully with the governmental authority’s requests.

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Certain states have initiated lawsuits and qui tam lawsuits have been filed by private parties, also known as relators, on behalf of the federal or state governments. Certain Company subsidiaries have been named as defendants in lawsuits that allege generally that state Medicaid agencies were overcharged for their share of Medicaid drug reimbursement costs due to inflated Average Wholesale Prices (“AWP”) reported by the Company subsidiaries. AWP lawsuits are currently pending in Illinois, Utah and Wisconsin.

Namenda XR®/Namzaric® Qui Tam.  A relator filed a qui tam lawsuit on behalf of the United States government and several individual states against the Company and certain of its subsidiaries along with Adamas Pharma LLC and Adamas Pharmaceuticals, Inc. (collectively, “Adamas”).  The lawsuit, filed in the U.S. District Court for the Northern District of California, was unsealed on February 6, 2019.   The federal and state governments have declined to intervene in this action.  The complaint alleges generally that the Adamas and Allergan defendants each engaged in conduct that delayed generic versions of Namenda XR® and/or Namzaric® from entering the market and that such conduct resulted in the submission of false claims to the government.  The Company Defendants and Adamas have moved to dismiss the complaint.

Medical Aesthetics Qui Tam.  A subsidiary of the Company was recently served with a qui tam lawsuit that was filed in the U.S. District Court for the Central District of California on behalf of the United States and several individual states.  The federal and state governments have declined to intervene in this action.  The complaint alleges that certain promotional programs and sampling practices of the Company’s Medical Aesthetics business result in price reporting violations and violate anti-kickback statutes.  The court recently denied the Company subsidiary’s motion to dismiss this complaint.

Lumigan® Qui Tam.  A relator filed a qui tam lawsuit on behalf of the United States government and several individual states against a subsidiary of the Company in the U.S. District Court for the Southern District of New York, which was unsealed on October 1, 2019.   The federal and state governments have declined to intervene in this action.  The complaint alleges generally that Allergan failed to disclose certain side effects of Lumigan® which resulted in the submission of false claims for reimbursement to the government. The Company has not yet been served with the complaint.

Pricing Qui Tam.  A relator filed a qui tam lawsuit on behalf of the United States government and several individual states against certain subsidiaries of the Company in the U.S. District Court for the District of Maryland, which was unsealed on September 17, 2019.   The federal and state governments have declined to intervene in this action.  The complaint alleges generally that the Company misreported its Best Price and Average Manufacturer Price for a number of products, thereby causing overpayment by the government.

Matters Relating to the Company’s Divested Generics Business

The following matters relate to the former generics business of the Company or the transaction pursuant to which that business was sold to Teva, effective August 2, 2016. Teva has agreed to indemnify and defend the Company against all matters asserted in litigation against the Company arising out of the former generics business, including litigations and investigations relating to generic opioid products including, without limitation, the actions described below.

Lidoderm® Litigation. The U.S. Federal Trade Commission filed a lawsuit in federal district court in the Eastern District of Pennsylvania against the Company and one of its former global generics business subsidiaries and others alleging that patent litigation settlements relating to Lidoderm were anticompetitive. The FTC voluntarily withdrew its complaint in Pennsylvania and filed a similar complaint in the U.S. District Court for the Northern District California where similar lawsuits filed by private plaintiffs were already pending and where the State of California filed a similar complaint against the same defendants. Defendants in the Pennsylvania action filed a declaratory judgment action against the FTC in the Pennsylvania federal court but the court granted the FTC’s motion to dismiss this lawsuit. The FTC and State of California’s actions were stayed pending the declaratory judgment action in the Eastern District of Pennsylvania. The Actavis entities reached agreements with the government and private plaintiffs to resolve this action in its entirety, including with respect to any claims against the Company.

Hydrocortisone Investigation. In 2016, the Company received notice from the UK Competition and Markets Authority (“CMA”) that it would be included within the scope of the CMA’s formal investigation under Section 25 of the Competition Act of 1998 (“CA98”) into suspected abuse of dominance by a former generics business subsidiary of the Company in relation to the supply of 10mg and 20mg hydrocortisone tablets. The CMA is investigating: (i) alleged excessive and unfair prices with respect to hydrocortisone tablets and (ii) whether the former generics business subsidiary entered into anti-competitive agreements with a potential competitor for this product. The CMA has issued statements of objection with respect to both parts of its investigation. The Company intends to cooperate fully with the investigation.

Teva Shareholder Derivative Litigation. In 2017, the Company was named as defendant in a proposed Teva shareholder derivative litigation filed in the Economic Division of the Tel Aviv District Court in Israel. The lawsuit contains allegations that the Company aided and abetted Teva’s board of directors’ violations of Israeli securities laws. To date, the court has not determined whether it will allow plaintiffs to proceed with this action.

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